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Exhibit (a)(1)

    PROSPECTUS SUPPLEMENT
(to Prospectuses dated May 17, 2001)*

POLYCOM, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS HAVING AN EXERCISE PRICE OF $23.30 OR MORE FOR NEW OPTIONS UNDER THE 1996 STOCK INCENTIVE PLAN

This offer and the right to withdraw from this offer expire at 9:00 p.m., Pacific Daylight Time, or June 20, 2001 unless this offer is extended

May 21, 2001

*
THIS SUPPLEMENT CONSTITUTES PART OF THE SECTION 10(a) PROSPECTUSES DATED MAY 17, 2001 RELATING TO THE POLYCOM, INC. 1996 STOCK INCENTIVE PLAN

POLYCOM, INC.

May 21, 2001

Offer to Exchange Certain Outstanding Options for New Options (the "Offer to Exchange")

This offer and the right to withdraw from this offer expire at 9:00 p.m., Pacific Daylight Time, on June 20, 2001 unless this offer is extended.

    Polycom, Inc. ("Polycom") is offering eligible employees and eligible consultants the opportunity to exchange certain outstanding options to purchase shares of Polycom common stock with an exercise price greater than or equal to $23.30 per share for new options which we will grant under the Polycom, Inc. 1996 Stock Incentive Plan, as amended, including the Rules of the Polycom, Inc. 1996 Stock Incentive Plan Inland Revenue Approved Rules for UK Employees, the Additional Terms and Conditions for Employees Resident of France and the Addendum to the Polycom, Inc. 1996 Stock Incentive Plan for residents of The Netherlands, and as may be further amended from time to time (the "1996 Plan"). We are making the offer upon the terms and conditions described in (1) this Offer to Exchange (the "Offer to Exchange"); (2) the related memorandum from Robert C. Hagerty dated May 21, 2001 (the "Hagerty Memorandum"); (3) the Election Form; and (4) the Notice to Withdraw from the Offer (which together, as they may be amended from time to time, constitute the "offer" or "program").

    Each eligible employee and eligible consultant who accepts the offer will receive 0.85 shares subject to the new options for each share subject to the options tendered, rounded up to the nearest whole share. Subject to the terms and conditions of this offer, we will grant the new options on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. Assuming we do not extend the Expiration Date (as defined below), we presently expect to grant the new options on December 24, 2001. You may only tender options for all or none of the outstanding, unexercised shares subject to an individual option grant. All tendered options accepted by Polycom through the offer will be cancelled as promptly as practicable after 9:00 p.m. Pacific Daylight Time on the date the offer ends. The offer is presently scheduled to expire on June 20, 2001 (the "Expiration Date") and we expect to cancel options on June 21, 2001, or as soon as possible thereafter (the "Cancellation Date"). If you tender any option grant for exchange, you will be required to also tender all option grants that you received during the six month period prior to the Cancellation Date. Since we presently expect to cancel all tendered options on June 21, 2001, this means that if you participate in the offer, you will be required to tender all options granted to you since December 20, 2000.

    The offer is not conditioned on a minimum number of options being tendered. Participation in the offer is completely voluntary. The offer is subject to conditions that we describe in Section 7 of this Offer to Exchange.

    You may participate in the offer if you are one of the following eligible persons as of the date the offer commences and through the Cancellation Date, and are not subject to the tax laws in any other country:

  •
  an otherwise eligible employee of Polycom, Inc. or one of our subsidiaries residing or working in Australia, France, Germany, Hong Kong, Israel, Japan, Mexico, The Netherlands, Norway, Singapore, the United Kingdom or the United States;

  •
  an otherwise eligible employee of Polycom, Inc. or one of our subsidiaries who is a U.S. citizen residing in China; or

  •
  an otherwise eligible consultant of Polycom, Inc. or one of our subsidiaries residing or working in Argentina, Peru or Venezuela, or you become an employee of Polycom.

    The members of our Board of Directors and our executive officers and other officers listed on Schedule A to this Offer to Exchange, are not eligible to participate. In order to receive a new option pursuant to this offer, you must continue to be an eligible employee or consultant as of the date on which the new options are granted, which will be at least six months and one day after the Cancellation Date.

    If you tender options for exchange as described in the offer, and we accept your tendered options, then, subject to the terms of this offer, we will grant you new options under the 1996 Plan, which will be subject to the terms and conditions of the 1996 Plan, including any applicable subplans or addenda under the 1996 Plan. Eligible employees who reside in France should note that because they will be granted new options out of a subplan of the 1996 Plan for French employees recently implemented by Polycom, any new option grants will be made pursuant to that subplan and the form of option agreement thereunder. As a consequence the terms and conditions of any new option grant they receive may differ from the terms and conditions of the options they tender. Eligible employees who were granted options under the Accord Networks option plans which were assumed by Polycom should note that because they will be granted new options under the 1996 Plan and the form of option agreement thereunder, the terms and conditions of any new option grant they receive may differ from the terms and conditions of the options they tender.

    For eligible employees residing outside of France and eligible consultants, the exercise price per share of the new options will be 100% of the fair market value of Polycom common stock, as determined by the closing price reported by the Nasdaq National Market on the date of grant of the new options. For employees residing in France, it may be necessary to grant the new options at a higher exercise price to satisfy the French legal requirement of granting options at an exercise price equal to at least 95% of the average trading price of Polycom common stock for the 20 days prior to grant. Options granted to employees residing in France will in no event be granted at an exercise price less than 100% of the fair market value of Polycom common stock on the date of grant.

    As noted above, each eligible employee and eligible consultant who accepts the offer will receive 0.85 shares subject to the new options for each share subject to the options tendered, rounded up to the nearest whole share.

    With the exceptions noted below, each new option granted will vest in accordance with the vesting schedule of the cancelled options. Each new option granted will vest as follows:

  •
  for all options, 0.85 of any shares that were fully vested on the date the old options are cancelled will be fully vested on the date of grant of the new options;

  •
  for all options, 0.85 of all unvested shares on the date the old options are cancelled that would have been fully vested on the date the new options are granted (at least six months and one day from the Cancellation Date) will be fully vested; and

  •
  unless otherwise provided by the 1996 Plan, including the subplan and agreement thereunder governing option grants to employees residing in France (as detailed below), and except for new option grants to persons previously holding cancelled options granted under the Accord Networks option plans which were assumed by Polycom (as detailed below), all remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the cancelled option remained in effect.

    For example:

    —
    An employee cancels an option that is 20/48th vested at the time of cancellation.

    —
    The new grant occurs 6 months and one day after cancellation.

    —
    The replacement option will be 26/48th vested with respect to 0.85 of the total shares that would have been vested under the cancelled option at the time of grant of the new option.

  •
  Employees who reside in France will vest any new options not fully vested on the new grant date as follows: 25% of the options vest after the expiration of each one-year period following the grant date of the cancelled options.

  •
  Employees who were granted options under the Accord Networks option plans which were assumed by Polycom will vest any new options not fully vested on the new grant date as follows: 25% of the options will vest after the expiration of one year from the grant date of the cancelled options, and 1/48th of the options will vest at the end of each one month period thereafter.

    Although our Board of Directors has approved the offer, neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options for exchange. You must make your own decision whether or not to tender your options.

    We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether or not to tender your options.

    Shares of Polycom common stock are traded on the Nasdaq National Market under the symbol "PLCM." On May 15, 2001, the closing price of our common stock reported on the Nasdaq National Market was $22 9/50 per share.

    This Offer to Exchange has not been approved or disapproved by the Securities and Exchange Commission (the "SEC") or any State Securities Commission nor has the SEC or any State Securities Commission passed upon the accuracy or adequacy of the information contained in this Offer to Exchange. Any representation to the contrary is a criminal offense.

    You should direct questions about the offer or requests for assistance or for additional copies of (1) this Offer to Exchange; (2) the Hagerty Memorandum; (3) the Election Form; and (4) the Notice to Withdraw from the Offer to Richard Deranleau or Lucy Park at Polycom, Inc., 1565 Barber Lane, Milpitas, CA 95035 (telephone: (408) 526-9000).

IMPORTANT

    If you wish to tender your options for exchange, you must complete and sign the Election Form in accordance with its instructions, and fax, courier or hand deliver it and any other required schedules to Lucy Park at fax number (408) 474-2508, Polycom, Inc., 1565 Barber Lane, Milpitas, CA 95035, on or before 9:00 p.m. Pacific Daylight Time on June 20, 2001.

    We are not making the offer to, and we will not accept any tender of options from or on behalf of, optionholders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the offer to optionholders in any of these jurisdictions.

    We have not authorized any person to make any recommendation on our behalf as to whether you should tender or not tender your options through the offer. You should rely only on the information in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with the offer other than the information and representations contained in this document and in the related memorandum from Robert C. Hagerty dated May 21, 2001, the Election Form and the Notice to Withdraw from the Offer. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by Polycom.

i

11.	Interests of directors and officers; transactions and arrangements concerning the options	29
12.	Status of options acquired by us in the offer; accounting consequences of the offer	30
13.	Legal matters; regulatory approvals	30
14.	Material U.S. Federal Income Tax Consequences	30
15.	Material Tax Consequences for Consultants Who are Tax Residents in Argentina	32
16.	Material Tax Consequences for Employees Who are Tax Residents in Australia	32
17.	Material Tax Consequences for Employees Who are Tax Residents in France	33
18.	Material Tax Consequences for Employees Who are Tax Residents in Germany	34
19.	Material Tax Consequences for Employees Who are Tax Residents in Hong Kong	34
20.	Material Tax Consequences for Employees Who are Tax Residents in Israel	34
21.	Material Tax Consequences for Employees Who are Tax Residents in Japan	35
22.	Material Tax Consequences for Employees Who are Tax Residents in Mexico	35
23.	Material Tax Consequences for Employees Who are Tax Residents in The Netherlands	36
24.	Material Tax Consequences for Employees Who are Tax Residents in Norway	37
25.	Material Tax Consequences for Consultants Who are Tax Residents in Peru	37
26.	Material Tax Consequences for Employees Who are Tax Residents in Singapore	37
27.	Material Tax Consequences for Employees Who are Tax Residents in the United Kingdom	38
28.	Material Tax Consequences for Consultants Who are Tax Residents in Venezuela	39
29.	Extension of offer; termination; amendment	39
30.	Fees and expenses	40
31.	Additional information	40
32.	Summary Financial Information	41
33.	Miscellaneous	43
SCHEDULE A Information Concerning the Directors and Executive Officers of Polycom, Inc		A-1

ii

SUMMARY TERM SHEET

    The following are answers to some of the questions that you may have about the offer. We urge you to read carefully the remainder of this Offer to Exchange, the accompanying memorandum from Robert C. Hagerty dated May 21, 2001 (the "Hagerty Memorandum"), the Election Form and the Notice to Withdraw from the Offer because the information in this summary is not complete, and additional important information is contained in the remainder of this Offer to Exchange, the Hagerty Memorandum, the Election Form and the Notice to Withdraw from the Offer. We have included page references to the relevant sections of this Offer to Exchange where you can find a more complete description of the topics in this summary.

What securities are Polycom offering to exchange?

    For eligible employees and eligible consultants, we are offering to exchange outstanding, unexercised options to purchase shares of common stock of Polycom with an exercise price greater than or equal to $23.30 per share which are held by eligible employees and eligible consultants and issued under:

  •
  the Polycom, Inc. 1996 Stock Incentive Plan, as amended, including the Rules of the Polycom, Inc. 1996 Stock Incentive Plan Inland Revenue Approved Rules for UK Employees, the Additional Terms and Conditions for Employees Resident of France and the Addendum to the Polycom, Inc. 1996 Stock Incentive Plan for residents of The Netherlands, and as may be further amended from time to time (the "1996 Plan");

  •
  the Accord Networks Ltd. 1995 Employee Share Ownership and Option Plan;

  •
  the Accord Networks Ltd. Share Ownership and Option Plan (2000);

  •
  the Accord Networks Ltd. 2000 Share Option Plan; and

  •
  certain individual option agreements between Accord and the persons granted options under those agreements.

    The above option plans and agreements are collectively referred to in this Offer to Exchange as the "Option Plans." We will exchange eligible options issued under the Option Plans for new options we will grant under the 1996 Plan, including any applicable subplans or addenda, and they will be subject to the terms and conditions of the 1996 Plan. (Page 17)

    Stock options granted pursuant to the following stock option plans will not be affected in any way:

  •
  the ViaVideo Communications, Inc. 1996 Stock Option/Stock Issuance Plan;

  •
  the Atlas Communication Engines, Inc. 1996 Incentive Stock Option Plan; and

  •
  the Circa Communications, Ltd. 2000 Stock Option Plan.

Who is eligible to participate?

    You may participate in the offer if you are one of the following eligible persons as of the date the offer commences and through the Cancellation Date, and are not subject to the tax laws in any other country:

  •
  an otherwise eligible employee of Polycom, Inc. or one of our subsidiaries residing or working in Australia, France, Germany, Hong Kong, Israel, Japan, Mexico, The Netherlands, Norway, Singapore, the United Kingdom or the United States;

  •
  an otherwise eligible employee of Polycom, Inc. or one of our subsidiaries who is a U.S. citizen residing in China; or

  •
  an otherwise eligible consultant of Polycom, Inc. or one of our subsidiaries residing or working in Argentina, Peru or Venezuela, or you become an employee of Polycom.

    Members of our Board of Directors, executive officers and other officers listed on Schedule A to this Offer to Exchange are not eligible to participate.

    In order to receive a new option, you must remain an eligible employee or consultant as of the date the new options are granted, which will be at least six months and one day after the Cancellation Date. If we do not extend the offer period beyond June 20, 2001, the new options will be granted on December 24, 2001. (Page 17)

Are employees or consultants outside the United States eligible to participate?

    Only certain employees outside the United States are eligible to participate. Eligible employees include (1) residents of Australia, France, Germany, Hong Kong, Israel, Japan, Mexico, The Netherlands, Norway, Singapore, the United Kingdom or the United States or employees of subsidiaries of Polycom located in those countries and are subject solely to the tax laws in those countries, or (2) U.S. citizens residing in China who are employed by Polycom or its subsidiaries.

    Certain consultants outside the United States are also eligible to participate. Consultants are eligible to participate if they are residents of Argentina, Peru or Venezuela or provide consulting services to subsidiaries of Polycom located in those countries and are subject solely to the tax laws in those countries.

    Please be sure to read Sections 15 through 28 of this Offer to Exchange, which discusses the tax consequences of participating in the offer for employees and consultants outside the United States. (Pages 32 to 39)

Why is Polycom making the offer?

    We believe that granting stock options motivates high levels of performance and provides an effective means of recognizing contributions to the success of our company. The offer provides an opportunity for us to offer eligible employees and eligible consultants a valuable incentive to stay with our company. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price at least equal to the fair market value of the shares on the grant date, we intend to provide our eligible employees and eligible consultants with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for eligible employees and eligible consultants and thereby maximize stockholder value. (Page 19)

What are the conditions to the offer?

    The offer is not conditioned on a minimum number of options being tendered. Participation in the offer is completely voluntary. The conditions to the offer are described in Section 7 of this Offer to Exchange. (Page 23)

Are there any eligibility requirements that I must satisfy after the expiration date of the offer to receive the new options?

    If you are an employee, in order to receive a grant of new options through the offer and under the terms of the 1996 Plan, you must continue to be employed by Polycom or one of its subsidiaries as of the date the new options are granted. If you are a consultant, in order to receive a grant of new options through the offer and under the terms of the 1996 Plan, you must continue to provide consulting services to Polycom or one of its subsidiaries or have become a Polycom employee as of the date the new options are granted.

    As discussed below, subject to the terms of this offer, we will not grant the new options until on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. If, for any reason, you do not remain an eligible employee or consultant of Polycom or one of its subsidiaries through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange. (Page 17)

How many new options will I receive in exchange for my tendered options?

    We will grant you new options to purchase 0.85 shares for each share subject to the options you tender, rounded up to the nearest whole share. For example, if your old option covered 1,000 shares, your new option will cover 850 shares. New options will be granted under our 1996 Plan, unless prevented by law or applicable regulations, and will be governed by the terms and conditions of the 1996 Plan. All new options will be subject to a new option agreement between you and us. You must execute the new option agreement under the 1996 Plan, which may have different terms and conditions from the option agreement for your old options, before receiving new options. (Page 24)

When will I receive my new options?

    We will not grant the new options until on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. Our Board Of Directors will select the actual grant date for the new options. If we cancel tendered options on June 21, 2001, which is the scheduled date for the cancellation of the options (the day following the expiration date of the offer), the new options will not be granted until December 24, 2001. However, if we extend the offer, the new options will be granted on a later date. You must be an eligible employee or consultant on the date we are granting the new options in order to be eligible to receive them. (Page 21)

Why can't I receive my new options immediately after the expiration date of the offer?

    If we were to grant the new options on any date which is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be subject to onerous accounting charges. We would be required for financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the non-cash accounting impact of decreases and increases in the company's share price as a compensation expense for the new options issued under this offer. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months and one day, we believe we will not have to treat the new options as variable awards.

If I tender options in the offer, will I be eligible to receive other option grants before I receive my new options?

    No. If we accept options you tender in the offer, you may not receive any other option grants before you receive your new options. We will defer until the grant date of your new options any grant of other options, such as annual, bonus or promotional options, for which you may otherwise be eligible before the new option grant date. We may defer the grant to you of these other options if we determine it is necessary for us to do so to avoid incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the offer. (Page 22)

Will I be required to give up all my rights to the cancelled options?

    Yes. Once we have accepted options tendered by you, your options will be cancelled and you will no longer have any rights under those options. (Page 21)

What will the exercise price of the new options be?

    For eligible employees residing outside of France and eligible consultants, the exercise price per share of the new options will be 100% of the fair market value of Polycom common stock, as determined by the closing price reported by the Nasdaq National Market on the date of grant of the new options. For employees residing in France, it may be necessary to grant the new options at a higher exercise price to satisfy the French legal requirement of granting options at a price equal to at least 95% of the average trading price of Polycom common stock for the 20 days prior to grant. Options granted to employees residing in France will in no event be granted at an exercise price less than 100% of the fair market value of Polycom common stock on the date of grant.

    Accordingly, we cannot predict the exercise price of the new options. Because we will not grant new options until on or about the first business day that is at least six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of your current options. We recommend that you evaluate current market quotes for our shares, among other factors, before deciding whether or not to tender your options. (Page 26)

What happens if the fair market value of Polycom common stock on the date of grant of the new options is higher than the exercise price of the cancelled options?

    THERE IS A RISK THAT THE FAIR MARKET VALUE OF OUR COMMON STOCK ON THE DATE OF GRANT OF THE NEW OPTIONS WILL BE HIGHER THAN THE EXERCISE PRICE OF THE CANCELLED OPTIONS. IN THAT EVENT, THE NEW OPTIONS YOU WILL BE GRANTED IN EXCHANGE FOR THE CANCELLED OPTIONS WILL HAVE A HIGHER EXERCISE PRICE THAN THE OLD OPTIONS YOU WILL HAVE HAD CANCELLED.

When will the new options vest?

    Unless otherwise provided by the 1996 Plan, including the subplan and agreement thereunder governing option grants to employees residing in France (as detailed below), and except for new option grants to persons previously holding cancelled options granted under the Accord Networks option plans which were assumed by Polycom (as detailed below), each new option granted will vest in accordance with the vesting schedule of the cancelled options. You will receive credit for vesting accrued prior to the cancellation of the tendered options and will receive credit for the period between the cancellation of the tendered options and the grant of the new options. However, because you will be receiving 0.85 shares under the new options for each share under the cancelled options (rounded up to the nearest whole share), the number of shares which will be initially vested under the new options will be equal to 0.85 of the number of shares that would have been vested under the cancelled options.

    With the exceptions noted below, each new option granted will vest as follows:

  •
  for all options, 0.85 of any shares that were fully vested on the date that options tendered for exchange are cancelled will be fully vested,

  •
  for all options, 0.85 of all unvested shares on the date the options are cancelled that would have been fully vested on the date the new options are granted (at least six months and one day from the Cancellation Date) will be fully vested, and

  •
  unless otherwise provided by the 1996 Plan, including the subplan and agreement thereunder governing option grants to employees residing in France, and except for new option grants to persons previously holding cancelled options granted under the Accord Networks option plans which were assumed by Polycom, all remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the cancelled option remained in effect.

    The following is an illustrative example:

    —
    An employee cancels an option that is 20/48th vested at the time of cancellation.

    —
    The new grant occurs 6 months and one day after cancellation.

    —
    The replacement option will be 26/48th vested with respect to 0.85 of the total shares that would have been vested under the cancelled option at the time of grant of the new option.

  •
  Employees who reside in France will vest any new options not fully vested on the new grant date as follows: 25% of the options vest after the expiration of each one-year period following the grant date of the cancelled options.

  •
  Employees who were granted options under the Accord Networks option plans which were assumed by Polycom will vest any options not fully vested on the new grant date as follows: 25% of the options will vest after the expiration of one year from the new grant date, and 1/48th of the options will vest at the end of each one month period thereafter. (Page 26)

What if Polycom enters into a merger or other similar transaction?

    It is possible that, prior to the grant of new options, we might effect or enter into an agreement for a merger or other similar transaction. The Promise to Grant Stock Option(s) that we will give you in connection with the exchange of the cancelled options is a binding commitment, and any successor to our company will honor that commitment, although you might receive options to purchase shares of a successor to our company rather than an option to purchase shares of our company as part of the terms of a proposed merger. In a merger or similar transaction, you will receive that number of options in the successor or such other consideration that you would have been entitled to receive in exchange for the replacement option you would receive under this offer. If you receive options to purchase the successor company's stock, the exercise price of those options would likely be equal to the fair market value of that company's stock on the date of grant, which would remain at least six months and one day after the Cancellation Date.

    You should be aware that these types of transactions could have substantial effects on our share price, including potentially substantial appreciation in the price of our shares. Depending on the structure of this type of transaction, tendering optionholders might be deprived of any further price appreciation in the shares associated with the new options. For example, if our shares were acquired in a cash merger, the fair market value of our shares, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for the shares in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. Optionholders who do not tender in their old options in connection with this exchange offer will have their outstanding options treated in accordance with the terms of the plan under which they are granted, and if their options are assumed by the successor to our company in an acquisition, those options would be priced in accordance with the terms of the acquisition transaction. This could potentially result in a greater financial benefit for those optionholders who elected not to participate in this exchange offer if the terms of the acquisition transaction result in a more favorable exercise price for the assumed options which were not tendered.

    PLEASE NOTE: IF WE ARE ACQUIRED BY ANOTHER COMPANY, THAT COMPANY MAY, AS PART OF THE TRANSACTION OR OTHERWISE, DECIDE TO TERMINATE SOME OR ALL OF OUR EMPLOYEES OR CONSULTANTS PRIOR TO THE GRANT OF NEW OPTIONS UNDER THIS OPTION EXCHANGE PROGRAM. TERMINATION FOR THIS, OR ANY OTHER, REASON BEFORE

THE REPLACEMENT OPTION IS GRANTED MEANS THAT YOU WILL NOT RECEIVE THE REPLACEMENT OPTION, NOR WILL YOU RECEIVE ANY OTHER CONSIDERATION FOR THE OPTIONS THAT WERE CANCELLED.

Are there circumstances where I would not be granted new options?

    Possibly. Although we are not currently aware of any prohibitions under applicable law, it is possible that, even if we accept your tendered options, we will not grant new options to you if we are prohibited in the near future by applicable law or regulations from doing so. Such a prohibition could result from changes in the Securities and Exchange Commission rules, regulations or policies, Nasdaq listing requirements, accounting rules or foreign laws. We will use reasonable efforts to avoid or remedy any such prohibitions, but if it is applicable throughout the period after the date that is at least six months and one day after we cancel the options accepted for exchange (the period after the date we intend to grant the new options), you will not be granted a new option. We do not anticipate any such prohibitions. (Page 23 )

    Also, if you are no longer an eligible employee or consultant on the date we grant new options, you will not receive any new options. (Page 17)

If I choose to tender an option which is eligible for exchange, do I have to tender all the shares in that option?

    Yes. We are not accepting partial tenders of options. However, you may tender the remaining portion of an option which you have partially exercised. Accordingly, you may tender one or more of your option grants, but you must tender all of the unexercised shares subject to each option grant or none of those shares. For example and except as otherwise described below, if you hold (1) an option to purchase 1,000 shares at $35.00 per share, 700 of which you have already exercised, (2) an option to purchase 1,000 shares at an exercise price of $45.00 per share and (3) an option to purchase 2,000 shares at an exercise price of $50.00 per share, you may tender:

  •
  none of your options,

  •
  options with respect to the 300 remaining unexercised shares under the first option grant,

  •
  options with respect to all 1,000 shares under the second option grant,

  •
  options with respect to all 2,000 shares under the third option grant,

  •
  options with respect to two of the three option grants, or

  •
  all options under all three of the option grants.

    You may not tender options with respect to only 150 shares (or any other partial amount) under the first option grant or less than all of the shares under the second and third option grants. (Page 22)

    Also, if you decide to tender any of your options, then you must tender all of your options that were granted to you during the six month period prior to the cancellation of any tendered options. For example, if you received an option grant in January 2001 and a grant in February 2001 and you want to tender your January 2001 option grant, you would also be required to tender your February 2001 option grant. (Page 22).

What happens to options that I choose not to tender or that are not accepted for exchange?

    Options that you choose not to tender for exchange or that we do not accept for exchange remain outstanding until they expire by their terms and retain their current exercise price and current vesting schedule.

    You should note that, if you are a employee who resides in the Unites States, there is a risk that any incentive stock options you have may be affected, even if you do not participate in the exchange. We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercises of such options) if you do not participate in this offer to exchange options.

    However, the IRS may characterize this offer to exchange options as a "modification" of those incentive stock options, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of all of the incentive stock options that could be exchanged. This does not necessarily mean that our offer to exchange options will be viewed the same way. Private letter rulings given by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling, nor may they assume the same opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We therefore do not know if the IRS will assert the position that our offer constitutes a "modification" of incentive stock options eligible for tender. However, a successful assertion by the IRS of this position could extend an incentive stock options' holding period to qualify for favorable tax treatment, by re-starting it as of the date we commence this offer to exchange options. Accordingly, to the extent you dispose of your incentive stock option shares prior to the lapse of the new extended holding period, your incentive stock option could be taxed similarly to a nonstatutory stock option.

Will I have to pay taxes if I exchange my options in the offer?

    If you are a United States resident employee and you exchange your current options for new options, you should not be required under current law to recognize income for U.S. federal income tax purposes. Further, at the grant date of the new options you should not be required under current law to recognize income for U.S. federal income tax purposes. If you are working outside the United States, please see Sections 15 through 28 of the Offer to Exchange for a discussion of tax consequences which might apply to you as a result of participation in this offer.

    For employees residing both in and outside of the United States, we recommend that you consult with your own tax advisor to determine the tax and social insurance consequences of the offer under the laws of the country in which you live and work. In addition, we strongly urge you to read Sections 14 through 28 of the Offer to Exchange for a discussion of tax consequences which may apply to you as a result of participation in this offer. (Pages 30 to 39)

If my current options are incentive stock options, will my new options be incentive stock options?

    If you are a resident of the United States and your current options are incentive stock options, your new options will be granted as incentive stock options to the maximum extent they qualify as incentive stock options under the tax laws on the date of the grant. For options to qualify as incentive stock options under the current tax laws, the value of shares subject to options that first become exercisable by the optionholder in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a nonstatutory stock option, which is an option that is not qualified to be an incentive stock option under the current tax laws. (Page 21)

If my current options are nonstatutory stock options, will my new options be incentive stock options or nonstatutory stock options?

    If you are a resident of the Unites States and your current options are nonstatutory stock options, your new options will be granted as incentive stock options to the maximum extent they qualify as incentive stock options under the tax laws on the date of the grant. For options to qualify as incentive stock options under the current tax laws, the value of shares subject to options that first become exercisable by the optionholder in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a nonstatutory stock option.

When will my new options expire?

    Your new options will expire on the earlier of:

  •
  the date indicated in the stock option agreement for your cancelled options;

  •
  seven (7) years; or

  •
  upon termination of your employment with Polycom. (Page 25)

When does the offer expire? Can the offer be extended, and if so, how will I be notified if it is extended?

    The offer expires on June 20, 2001, at 9:00 p.m., Pacific Daylight Time, unless we extend it. We may, in our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if extended, for how long. If the offer is extended, we will make a public announcement of the extension no later than 6:00 a.m., Pacific Daylight Time, on the next business day following the previously scheduled expiration of the offer period. (Page 39)

How do I tender my options?

    If you decide to tender your options, you must deliver, before 9:00 p.m., Pacific Daylight Time, on June 20, 2001 (or such later date and time as we may extend the expiration of the offer), a properly completed and executed Election Form and any other schedules required by the Election Form via facsimile (fax # (408) 474-2508), courier or hand delivery to Lucy Park at Polycom, Inc., 1565 Barber Lane, Milpitas, CA 95035. This is a one-time offer, and we will strictly enforce the tender offer period. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to our rights to extend, terminate and amend the offer, we presently expect that we will accept all properly tendered options promptly after the expiration of the offer. (Page 20)

During what period of time may I withdraw previously tendered options?

    You may withdraw your tendered options, and reject our offer, at any time before the offer expires at 9:00 p.m., Pacific Daylight Time, on June 20, 2001. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, although we presently intend to accept and cancel validly tendered options promptly after the expiration of this offer, if we have not accepted and cancelled your tendered options by July 17, 2001, you may withdraw your tendered options at any time after July 17, 2001. To withdraw tendered options, you must deliver to us via facsimile (fax # (408) 474-2508), courier or hand delivery to Lucy Park at Polycom, Inc., 1565 Barber Lane, Milpitas, CA 95035, a signed Notice to Withdraw from the Offer, with the required information while you still have the right to withdraw the tendered options. Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described above. (Page 20)

    Please note that if you submit a Notice to Withdraw from the Offer, you will no longer participate in the offer. If you do not wish to withdraw all your tendered options from the Offer, you should not submit a Notice to Withdraw from the Offer. If you wish to change your mind about which options to tender, you must submit a new Election Form. Please read the following question and answer regarding a change in election.

Can I change my election regarding particular options I tendered?

    Yes, you may change your election regarding particular options you previously tendered at any time before the offer expires at 9:00 p.m., Pacific Daylight Time, on June 20, 2001. If we extend the offer beyond that time, you may change your election regarding particular tendered options at any time until the extended expiration of the offer. In order to change your election, you must deliver to us via facsimile (fax # (408) 474-2508), courier or hand delivery to Lucy Park at Polycom, Inc., 1565 Barber Lane, Milpitas, CA 95035, a new Election Form, which includes the information regarding your new election, and is clearly dated after your original Election Form. Once we receive a new Election Form submitted by you, your previously submitted Election Form will be disregarded. (Page 20)

What do Polycom and the Board of Directors think of the offer?

    Although our Board of Directors has approved Polycom's decision to make the offer, neither Polycom nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options. You must make your own decision whether or not to tender options. For questions regarding tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor.

Whom can I talk to if I have questions about the offer?

  For additional information or assistance, you should contact:

  Richard Deranleau or Lucy Park
  Polycom, Inc.
  1565 Barber Lane
  Milpitas, CA 95035

  Richard Deranleau: (408) 474-2847
  Lucy Park: (408) 474-2626

CERTAIN RISKS
OF PARTICIPATING IN THE OFFER

    Participation in the offer involves a number of potential risks, including those described below. This list and the risk factors under the heading entitled "Other Factors Affecting Future Operations" in Polycom's quarterly report on Form 10-Q filed May 16, 2001 highlight the material risks of participating in this offer. Eligible participants should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the sections in this Offer to Exchange discussing tax consequences in various countries, as well as the rest of this Offer to Exchange, along with the memorandum from Robert C. Hagerty dated May 21, 2001, the Election Form, and the Notice to Withdraw from the Offer, for a fuller discussion of the risks which may apply to you before deciding to participate in the exchange offer.

ECONOMIC RISKS

Participation in the offer will make you ineligible to receive any option grants until December 24, 2001 at the earliest.

    Employees are generally eligible to receive option grants at any time that the Board of Directors or Compensation Committee chooses to make them. However, if you participate in the offer, you will not be eligible to receive any option grants until December 24, 2001 at the earliest.

If the stock price increases after the date your tendered options are cancelled, your cancelled options could be worth more than the replacement options that you received in exchange for them.

    For example, if you cancel options with a $35 exercise price, and Polycom's stock appreciates to $50 when the replacement grants are made, your replacement option will have a higher exercise price than the cancelled option.

If you elect to exchange any options, you will receive less shares under the new options than you had under the cancelled options.

    Under the terms of the exchange offer, for each share of our common stock covered by the options you elect to cancel, you will receive 0.85 shares under the replacement option, rounded up to the nearest whole share.

If your employment terminates prior to the grant of the replacement option, you will receive neither a replacement option nor the return of your cancelled option.

    Once your option is cancelled, it has been eliminated completely. Accordingly, if your employment terminates for any reason prior to the grant of the replacement option, you will have the benefit of neither the cancelled option nor the replacement option.

If your employment terminates as part of a reduction-in-force prior to the grant of the replacement option, you will receive neither a replacement option nor the return of your cancelled option.

    Polycom's revenues are dependent on the health of the economy and the growth of its customers and potential future customers. If the economic conditions in the United States remain stagnant or worsen or if a wider or global economic slowdown occurs, Polycom may experience a material adverse impact on its business, operating results, and financial condition and may undertake various measures to reduce its expenses including, but not limited to, a reduction-in-force of certain of its employees. Should your employment be terminated as part of any such reduction-in-force, you will have the benefit of neither the cancelled option nor the replacement option.

If your employment terminates as a result of an acquisition or merger of Polycom prior to the grant of the replacement option, you will receive neither a replacement option nor the return of your cancelled option.

    If Polycom is acquired by another company, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees prior to the grant of new options under this option exchange program. Termination for this, or any other, reason before the replacement option is granted means that you will not receive the replacement option, nor will you receive any other consideration for the options that were cancelled.

TAX-RELATED RISKS FOR U.S. RESIDENTS

Even if you elect not to participate in the option exchange program, your incentive stock options may be affected.

    We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercises of such options) if you do not participate in this offer to exchange options. However, the IRS may characterize this offer to exchange options as a "modification" of those incentive stock options, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of all of the incentive stock options that could be exchanged. This does not necessarily mean that our offer to exchange options will be viewed the same way. Private letter rulings given by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling, nor may they assume the same opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We therefore do not know if the IRS will assert the position that our offer constitutes a "modification" of incentive stock options eligible for tender. A successful assertion by the IRS of this position could extend an incentive stock option's holding period to qualify for favorable tax treatment, by re-starting it as of the date we commence this offer to exchange options. Accordingly, to the extent you dispose of your incentive stock option shares prior to the lapse of the new extended holding period, your incentive stock option could be taxed similarly to a nonstatutory stock option.

    We strongly recommend that you consult with your personal tax advisor prior to participating in the option exchange program.

TAX-RELATED RISKS FOR TAX RESIDENTS OF ARGENTINA

    Under general tax principles in Argentina, you will not be subject to current tax at the time of cancellation if you elect to participate in the option exchange program. Please see Section 15 to determine the potential tax consequences of the new grant. We strongly recommend that you consult with your personal tax advisor prior to participating in the option exchange program.

    We believe you will not be subject to current tax in Argentina if you elect not to participate in the option exchange program.

TAX-RELATED RISKS FOR TAX RESIDENTS OF AUSTRALIA

    Under general tax principles in Australia, it is possible that the cancellation of your options would be considered as a taxable event (a "cessation of your options") by the Australian tax authorities thus we strongly recommend that you consult with your personal tax advisor prior to participating in the option exchange program. Please see Section 16 to determine the potential tax consequences of the new grant.

    We believe you will not be subject to current tax in Australia if you elect not to participate in the option exchange program.

TAX-RELATED RISKS FOR TAX RESIDENTS OF FRANCE

    Under general tax principles in France, you will not be subject to current tax at the time of cancellation if you elect to participate in the exchange program. Please see Section 17 to determine the potential tax consequences of the new grant. We strongly recommend that you consult with your personal tax advisor prior to participating in the option exchange program.

    We believe you will not be subject to current tax in France if you elect not to participate in the option exchange program.

TAX-RELATED RISKS FOR TAX RESIDENTS OF GERMANY

    Under general tax principles in Germany, it is possible that the cancellation of your options would be considered as a taxable event by the German tax authorities. Please see Section 18 to determine the potential tax consequences of the new grant. We strongly recommend that you consult with your personal tax advisor prior to participating in the option exchange program.

    We believe that you will not be subject to current tax in Germany if you elect not to participate in the option exchange program.

TAX-RELATED RISKS FOR TAX RESIDENTS OF HONG KONG

    Under general tax principles in Hong Kong, you will not be subject to current tax at the time of cancellation if you elect to participate in the option exchange program. Please see Section 19 to determine the potential tax consequences of the new grant. We strongly recommend that you consult with your personal tax advisor prior to participating in the option exchange program.

    We believe you will not be subject to current tax in Hong Kong if you elect not to participate in the option exchange program.

TAX-RELATED RISKS FOR TAX RESIDENTS OF ISRAEL

    Under general tax principles in Israel, you will not be subject to current tax at the time of cancellation if you elect to participate in the option exchange program. Please see Section 20 to determine the potential tax consequences of the new grant. We strongly recommend that you consult with your personal tax advisor prior to participating in the option exchange program.

    We believe that you will not be subject to current tax in Israel if you elect not to participate in the option exchange program.

TAX-RELATED RISKS FOR TAX RESIDENTS OF JAPAN

    Under general tax principles in Japan, we believe that you will not be subject to current tax in Japan at the time of cancellation if you elect to participate in the option exchange program. Please see Section 21 to determine the potential tax consequences of the new grant. We strongly recommend that you consult with your personal tax advisor prior to participating in the option exchange program.

    We believe you will not be subject to current tax in Japan if you elect not to participate in the option exchange program.

TAX-RELATED RISKS FOR TAX RESIDENTS OF MEXICO

    Under general tax principles in Mexico, we believe that you will not be subject to current tax in Mexico at the time of cancellation if you elect to participate in the option exchange program. Please see Section 22 to determine the potential tax consequences of the new grant. We strongly recommend that you consult with your personal tax advisor prior to participating in the option exchange program.

    We believe you will not be subject to current tax in Mexico if you elect not to participate in the option exchange program.

TAX-RELATED RISKS FOR TAX RESIDENTS OF THE NETHERLANDS

    Under general tax principles in the Netherlands, you will not be subject to current tax at the time of cancellation if you elect to participate in the option exchange program. However, if you hold options that were subject to tax at vesting and you elect to participate in the exchange program, you will not be entitled to a refund for the taxes that are already due. Please see Section 23 to determine the potential tax consequences of the new grant. We strongly recommend that you consult with your personal tax advisor prior to participating in the option exchange program.

    We believe you will not be subject to current tax in the Netherlands if you elect not to participate in the option exchange program.

TAX-RELATED RISKS FOR TAX RESIDENTS OF NORWAY

    Under general tax principles in Norway, you will not be subject to current tax at the time of cancellation in Norway if you elect to participate in the option exchange program. Please see Section 24 to determine the potential tax consequences of the new grant. We strongly recommend that you consult with your personal tax advisor prior to participating in the option exchange program.

    We believe you will not be subject to current tax in Norway if you elect not to participate in the option exchange program.

TAX-RELATED RISKS FOR TAX RESIDENTS OF PERU

    Under general tax principles in Peru, you will not be subject to current tax at the time of cancellation if you elect to participate in the option exchange program. Please see Section 25 to determine the potential tax consequences of the new grant. We strongly recommend that you consult with your personal tax advisor prior to participating in the option exchange program.

    We believe you will not be subject to current tax in Peru if you elect not to participate in the option exchange program.

TAX-RELATED RISKS FOR TAX RESIDENTS OF SINGAPORE

    Under general tax principles in Singapore, it is possible that the cancellation of your options would be considered as a taxable event by the Singapore tax authorities. Please see Section 26 to determine the potential tax consequences of the new grant. We strongly recommend that you consult with your personal tax advisor prior to participating in the option exchange program.

    You will not be subject to current tax in Singapore if you elect not to participate in the option exchange program.

TAX-RELATED RISKS FOR TAX RESIDENTS OF THE UNITED KINGDOM

    Under general tax principles in the United Kingdom, you will not be subject to current tax at the time of cancellation if you elect to participate in the option exchange program. This is true whether you tender options that were issued under the Approved Share Scheme or options issued under the 1996 Stock Incentive Plan. Please see Section 27 to determine the potential tax consequences of the new grant. We strongly recommend that you consult with your personal tax advisor prior to participating in the option exchange program.

    We believe you will not be subject to current tax in the United Kingdom if you elect not to participate in the option exchange program.

TAX-RELATED RISKS FOR TAX RESIDENTS OF VENEZUELA

    Under general tax principles in Venezuela, you will not be subject to current tax at the time of cancellation if you elect to participate in the option exchange program. Please see Section 28 to determine the potential tax consequences of the new grant. We strongly recommend that you consult with your personal tax advisor prior to participating in the option exchange program.

    We believe you will not be subject to current tax in Venezuela if you elect not to participate in the option exchange program.

BUSINESS-RELATED RISKS

    For a description of risks related to Polycom's business, please see Section 33 of this Offer to Exchange.

INTRODUCTION

    Polycom, Inc. ("Polycom") is offering to exchange certain outstanding, unexercised options to purchase shares of common stock of Polycom with an exercise price greater than or equal to $23.30 per share issued under (1) the Polycom, Inc. 1996 Stock Incentive Plan, as amended, including the Rules of the Polycom, Inc. 1996 Stock Incentive Plan Inland Revenue Approved Rules for UK Employees, the Additional Terms and Conditions for Employees Resident of France and the Addendum to the Polycom, Inc. 1996 Stock Incentive Plan for residents of The Netherlands, and as may be further amended from time to time (the "1996 Plan"), (2) the Accord Networks Ltd. 1995 Employee Share Ownership and Option Plan, (3) the Accord Networks Ltd. Share Ownership and Option Plan (2000), (4) the Accord Networks Ltd. 2000 Share Option Plan or (5) certain individual option agreements between Accord and the optionees thereto (collectively, the "Accord Plans," and, together with the 1996 Plan, the "Option Plans") which are held by eligible employees and eligible consultants, for new options we will grant under the 1996 Plan.

    An "eligible employee" refers to any of the following eligible persons who are employees as of the date the offer commences and through the Cancellation Date, and are not subject to the tax laws in any other country:

  •
  an otherwise eligible employee of Polycom, Inc. or one of our subsidiaries residing or working in Australia, France, Germany, Hong Kong, Israel, Japan, Mexico, The Netherlands, Norway, Singapore, the United Kingdom or the United States; or

  •
  an otherwise eligible employee of Polycom, Inc. or one of our subsidiaries who is a U.S. citizen residing in China.

    An "eligible consultant" refers to a consultant of Polycom, Inc. or one of our subsidiaries who is residing or working in Argentina, Peru or Venezuela, who performs consulting services as of the date the offer commences and through the Cancellation Date, and who is not subject to the tax laws in any other country.

    Members of our Board of Directors, executive officers and other officers listed on Schedule A to this Offer to Exchange are not eligible to participate in the exchange offer. We are making the offer upon the terms and the conditions described in this Offer to Exchange and in the related memorandum from Robert C. Hagerty dated May 21, 2001 (the "Hagerty Memorandum"), the Election Form and the Notice to Withdraw from the Offer (which together, as they may be amended from time to time, constitute the "offer" or "program").

    Each eligible employee or eligible consultant who accepts the offer will receive 0.85 shares subject to the new options for each share subject to the options tendered, rounded up to the nearest whole share.

    Subject to the terms and conditions of this offer, we will grant the new options on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. The grant date for the new options is expected to be December 24, 2001, unless the offer is extended, in which case the grant date of the new options will be at least six months and one day after the cancellation of the options accepted for exchange. You may only tender options for all or none of the outstanding, unexercised shares subject to an individual option grant. All tendered options accepted by us through the offer will be cancelled on the business day following the date the offer expires or as soon as possible thereafter (the "Cancellation Date"). If you tender any option grant for exchange, you will be required to also tender all option grants that you received during the six month period immediately prior to the Cancellation Date. We expect to cancel all tendered options on June 21, 2001, which means that if you participate in the offer, you will be required to tender all options granted to you since December 20, 2000.

    The offer is not conditioned on a minimum number of options being tendered. The offer is subject to conditions that we describe in Section 7 of this Offer to Exchange.

    If you tender options for exchange as described in the offer and we accept your tendered options, then, subject to the terms of this offer, we will grant you new options under our 1996 Plan, which will be subject to the terms and conditions of the 1996 Plan, including any applicable subplans or addenda under the 1996 Plan. Eligible employees who reside in France should note that because they will be granted new options out of a subplan of the 1996 Plan for French employees recently implemented by Polycom, any new option grants will be made pursuant to that subplan and the form of option agreement thereunder. As a consequence, the terms and conditions of any new option grant they receive may differ from the terms and conditions of the options they tender. Eligible employees who were granted options under the Accord Networks option plans which were assumed by Polycom should note that because they will be granted new options under the 1996 Plan and the form of option agreement thereunder, the terms and conditions of any new option grant they receive may differ from the terms and conditions of the options they tender.

    For eligible employees residing outside of France and eligible consultants, the exercise price per share of the new options will be 100% of the fair market value of Polycom common stock, as determined by the closing price reported by the Nasdaq National Market on the date of grant of the new options. For employees residing in France, it may be necessary to grant the new options at a higher exercise price to satisfy the French legal requirement of granting options at a price equal to at least 95% of the average trading price of Polycom common stock for the 20 days prior to grant. Options granted to employees residing in France will in no event be granted at an exercise price less than 100% of the fair market value of Polycom common stock on the date of grant.

    With the exceptions noted below, the new options will vest in accordance with the vesting schedule of the cancelled options. Each new option granted will vest as follows:

  •
  for all options, 0.85 of any shares that were fully vested on the date that the options tendered for exchange are cancelled will be fully vested on the date of grant of the new options,

  •
  for all options, 0.85 of all unvested shares on the date the options are cancelled that would have been fully vested on the date the new options are granted (at least six months and one day from the date the options are cancelled) will be fully vested, and

  •
  unless otherwise provided by the 1996 Plan, including the subplan and agreement thereunder governing option grants to employees residing in France (as detailed below), and except for new option grants to persons previously holding cancelled options granted under the Accord Networks option plans which were assumed by Polycom (as detailed below), all remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the cancelled option remained in effect.

    For example:

    •
    An employee cancels an option that is 20/48th vested at the time of cancellation.

    •
    The new grant occurs 6 months and one day after cancellation.

    •
    The replacement option will be 26/48th vested with respect to 0.85 of the total shares that would have been vested under the cancelled option at the time of grant of the new option.

  •
  Employees who reside in France will vest any new options not fully vested on the new grant date as follows: 25% of the options vest after the expiration of each one-year period following the grant date of the cancelled options.

  •
  Employees who were granted options under the Accord Networks option plans which were assumed by Polycom will vest any new options not fully vested on the new grant date as follows: 25% of the options will vest after the expiration of one year from the grant date of the cancelled options, and 1/48th of the options will vest at the end of each one month period thereafter.

    As of May 15, 2001, options to purchase 10,463,952 of our shares were issued and outstanding, of which options to purchase approximately 3,861,734 of our shares, constituting approximately 37%, were held by eligible employees and eligible consultants.

THE OFFER

    1.  Eligibility.

    Eligible employees and eligible consultants may participate in this offer. An "eligible employee" refers to any of the following eligible persons who are employees as of the date the offer commences and through the Cancellation Date, and who are not subject to the tax laws in any other country:

  •
  an otherwise eligible employee of Polycom, Inc. or one of our subsidiaries residing or working in Australia, France, Germany, Hong Kong, Israel, Japan, Mexico, The Netherlands, Norway, Singapore, the United Kingdom or the United States; or

  •
  an otherwise eligible employee of Polycom, Inc. or one of our subsidiaries who is a U.S. citizen residing in China.

    An "eligible consultant" refers to a consultant of Polycom, Inc. or one of our subsidiaries who is residing or working in Argentina, Peru or Venezuela who performs consulting services as of the date the offer commences and continues to provide consulting services or becomes an employee of Polycom through the Cancellation Date, and who is not subject to the tax laws in any other country.

    Members of our Board of Directors, executive officers and other officers listed on Schedule A to this Offer to Exchange are not eligible to participate in the exchange offer.

    In order to receive a new option, you must continue to be an eligible employee or eligible consultant as of the date the new options are granted, which will be at least six months and one day after the Cancellation Date. If Polycom does not extend the offer period, the new options will be granted on December 24, 2001.

    Every eligible outstanding, unexercised option granted at an exercise price greater than or equal to $23.30 per share pursuant to (1) the Polycom, Inc. 1996 Stock Incentive, as amended, including the Rules of the Polycom, Inc. 1996 Stock Incentive Plan Inland Revenue Approved Rules for UK Employees, the Additional Terms and Conditions for Employees Resident of France and the Addendum to the Polycom, Inc. 1996 Stock Incentive Plan for residents of The Netherlands Plan, and as may be further amended from time to time (the "1996 Plan"), (2) the Accord Networks Ltd. 1995 Employee Share Ownership and Option Plan, (3) the Accord Networks Ltd. Share Ownership and Option Plan (2000), (4) the Accord Networks Ltd. 2000 Share Option Plan or (5) certain individual option agreements between Accord and the optionees thereto (collectively, the "Accord Plans," and, together with the 1996 Plan, the "Option Plans") may be tendered for exchange. Each option grant that is tendered for exchange must be tendered for the entirety of the portion that remains outstanding and unexercised.

    2.  Number of options; expiration date.

    Subject to the terms and conditions of the offer, we will exchange all outstanding, unexercised options with an exercise price greater than or equal to $23.30 per share granted pursuant to the Option Plans held by eligible employees or consultants that are properly tendered and not validly withdrawn in accordance with Section 5 before the "expiration date," as defined below, in return for new options. We will not accept partial tenders of option grants for portions of the shares subject to an individual option grant. Therefore, you may tender options for all or none of the shares subject to each of your eligible option grants. In addition, if you tender any option grant for exchange, you will be required to also tender all option grants that you received during the six month period prior to the date the tendered option was cancelled. We presently expect to cancel all tendered options on June 21, 2001, which means that if you participate in the offer, you will be required to tender all options granted to you since December 20, 2000.

    If your eligible options are properly tendered and accepted for exchange, these options will be cancelled and, subject to the terms of this offer, you will be entitled to receive one or more new options to purchase 0.85 shares of common stock in exchange for each share subject to the options tendered by you and accepted for exchange, rounded up to the nearest whole share, and subject to adjustments for any stock splits, stock dividends and similar events. All new options will be subject to the terms of our 1996 Plan, including any applicable subplans or addenda under the 1996 Plan, and to a new option agreement between you and us. Eligible employees who reside in France should note that because they will be granted new options out of a subplan of the 1996 Plan for French employees recently implemented by Polycom, any new option grants will be made pursuant to that subplan and the form of option agreement thereunder. As a consequence, the terms and conditions of any new option grant they receive may differ from the terms and conditions of the options they tender. Eligible employees who were granted options under the Accord Networks option plans which were assumed by Polycom should note that because they will be granted new options under the 1996 Plan and the form of option agreement thereunder, the terms and conditions of any new option grant they receive may differ from the terms and conditions of the options they tender.

    If, for any reason, you do not remain an eligible employee or eligible consultant of Polycom or its subsidiaries through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange. This means that if you quit, with or without a good reason, or die or we terminate your employment, with or without cause, prior to the date we grant the new options, you will not receive anything for the options that you tendered and we cancelled.

    The term "expiration date" means 9:00 p.m., Pacific Daylight Time, on June 20, 2001, unless and until we, in our discretion, have extended the period of time during which the offer will remain open, in which event the term "expiration date" refers to the latest time and date at which the offer, as so extended, expires. See Section 29 of this Offer to Exchange for a description of our rights to extend, delay, terminate and amend the offer.

    If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action:

  •
  we increase or decrease the amount of consideration offered for the options,

  •
  we decrease the number of options eligible to be tendered in the offer, or

  •
  we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

    If the offer is scheduled to expire at any time earlier than the tenth (10th) business day from, and including, the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 29 of this Offer to Exchange, we will extend the offer so that the offer is open at least ten (10) business days following the publication, sending or giving of notice.

    We will also notify you of any other material change in the information contained in this Offer to Exchange.

    For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Daylight Time.

    3.  Purpose of the offer.

    We issued the options outstanding to:

  •
  provide our eligible employees and eligible consultants with additional incentives and to promote the success of our business, and

  •
  encourage our eligible employees and eligible consultants to continue their employment with us or continue providing consulting services to us.

    One of the keys to our continued growth and success is the retention of our most valuable asset, our employees. The offer provides an opportunity for us to offer our eligible employees a valuable incentive to stay with Polycom. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price at least equal to the market value of the shares on the grant date, we intend to provide our eligible employees and eligible consultants with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives and thereby maximize stockholder value. It should be noted, however, that because we will not grant new options until at least six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of our current outstanding options.

    From time to time we engage in strategic transactions with business partners, customers and other third parties. We may engage in transactions in the future with these or other companies which could significantly change our structure, ownership, organization or management or the make-up of our Board of Directors, and which could significantly affect the price of our shares. If we engage in such a transaction or transactions before the date we grant the new options, our shares could increase (or decrease) in value, and the exercise price of the new options could be higher (or lower) than the exercise price of options you elect to have cancelled as part of this offer. You will be at risk of any such increase in our share price before the grant date of the new options for these or any other reasons. As is outlined in Section 9, for eligible employees residing outside of France and eligible consultants, the exercise price per share of the new options will be 100% of the fair market value of Polycom common stock, as determined by the closing price reported by the Nasdaq National Market on the date of grant of the new options. For employees residing in France, it may be necessary to grant the new options at a higher exercise price to satisfy the French legal requirement of granting options at a price equal to at least 95% of the average trading price of Polycom common stock for the 20 days prior to grant. Options granted to employees residing in France will in no event be granted at a price less than 100% of the fair market value of Polycom common stock on the date of grant.

    Of course, it is possible that, prior to the grant of new options, we might effect or enter into an agreement such as a merger or other similar transaction. The Promise to Grant Stock Option(s) which we will give you is a binding commitment, and any successor to our company will honor that commitment, although you might receive options to purchase shares of a successor to our company rather than an option to purchase shares of our company as part of the terms of a proposed merger. In such a merger or similar transaction, you will receive that number of options in the successor or such other consideration that you would have been entitled to receive in exchange for the replacement option you would receive under this offer. If you receive options to purchase the successor company's stock, the exercise price of those options would likely be equal to the fair market value of that company's stock on the date of grant, which would remain at least six months and one day after the Cancellation Date.

    Neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange, the Hagerty Memorandum, the Election Form, and the Notice to Withdraw from the Offer and to consult your own investment and tax advisors. You must make your own decision whether or not to tender your options for exchange.

    4.  Procedures for tendering options.

  Proper Tender of Options.

    To validly tender your options through the offer, you must, in accordance with the terms of the Election Form, properly complete, execute and deliver the Election Form to us via facsimile (fax # (408) 474-2508), courier or hand delivery to Lucy Park at Polycom, Inc., 1565 Barber Lane, Milpitas, CA 95035, along with any other required documents. Lucy Park must receive all of the required documents before the expiration date. The expiration date is 9:00 p.m. Pacific Daylight Time on June 20, 2001, unless we extend the offer period.

    The delivery of all documents, including Election Forms and any Notice to Withdraw from the Offer and any other required schedules, is at your risk.

    Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.

    We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular optionholder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering optionholder or waived by us. Neither we nor any other person are obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the offer period, subject only to an extension which we may grant in our sole discretion.

  Our Acceptance Constitutes an Agreement.

    Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. Our acceptance for exchange of the options tendered by you through the offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer.

    Subject to our right to extend, terminate and amend the offer, we presently expect that we will accept all properly tendered options that have not been validly withdrawn promptly after the expiration of the offer.

    5.  Withdrawal Rights and Change of Election.

    You may only withdraw your tendered options or change your election in accordance with the provisions of this Section.

    You may withdraw your tendered options at any time before 9:00 p.m., Pacific Daylight Time, on June 20, 2001. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. We expect to accept and cancel all properly tendered options promptly after the expiration of the offer. However, if we have not accepted and cancelled your tendered options for exchange by 9:00 p.m., Pacific Daylight Time, on July 17, 2001, you may withdraw your tendered options at any time after July 17, 2001.

    To validly withdraw tendered options, you must deliver via facsimile (fax # (408) 474-2508), courier or hand delivery to Lucy Park at Polycom, Inc., 1565 Barber Lane, Milpitas, CA 95035, in accordance with the procedures listed in Section 4 above, a signed and dated Notice to Withdraw from the Offer, with the required information, while you still have the right to withdraw the tendered options.

    To validly change your election regarding the tender of particular options, you must deliver a new Election Form via facsimile (fax # (408) 474-2508), courier or hand delivery to Lucy Park at Polycom, Inc., 1565 Barber Lane, Milpitas, CA 95035, in accordance with the procedures listed in Section 4 above. If you deliver a new Election Form that is properly signed and dated, it will replace any previously submitted Election Form, which will be disregarded. The new Election Form must be signed and dated and must specify:

  •
  the name of the optionholder who tendered the options,

  •
  the grant number of each option to be tendered,

  •
  the grant date of each option to be tendered,

  •
  the exercise price of each option to be tendered, and

  •
  the total number of unexercised option shares subject to each option to be tendered.

    If you change your election regarding the tender of certain option grants, your continued participation in the offer means that you must tender all grants received since December 20, 2000.

    Except as described in the following sentence, the Notice to Withdraw from the Offer and any new or amended Election Form must be executed by the optionholder who tendered the options to be withdrawn exactly as the optionholder's name appears on the option agreement or agreements evidencing such options. If the optionholder's name has legally been changed since the signing of the option agreement, the optionholder must submit proof of the legal change. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in that capacity must be indicated on the notice of withdrawal.

    You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options before the expiration date by following the procedures described in Section 4.

    Neither we nor any other person are obligated to give notice of any defects or irregularities in any Notice to Withdraw from the Offer or any new or amended Election Form, nor will anyone incur any liability for failure to give any notice. We will resolve, in our discretion, all questions as to the form and validity, including time of receipt, of any Notices to Withdraw from the Offer and any new or amended Election Forms. Our determination of these matters will be final and binding.

    6.  Acceptance of options for exchange and issuance of new options.

    Upon the terms and conditions of the offer and as promptly as practicable following the expiration date, we will accept for exchange and will cancel those options that are properly tendered and not validly withdrawn before the expiration date. Once the options are cancelled, you will no longer have any rights with respect to those options. Subject to the terms and conditions of this offer, if your options are properly tendered and accepted for exchange, these options will be cancelled as of the date of our acceptance, which we anticipate to be June 21, 2001, and you will be granted new options on or about the first business day that is at least six months and one day after the date we cancel the options accepted for exchange.

    If you are a resident employee of the United States, regardless of whether your tendered options are incentive stock options or nonstatutory stock options, your newly-granted options will be granted as incentive stock options to the maximum extent they qualify as incentive stock options under U.S. tax laws on the date of the grant. For options to qualify as incentive stock options under the current U.S. tax laws, the value of shares subject to options that first become exercisable by the optionholder in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a nonstatutory stock option, which is an option that is not qualified to be an incentive stock option under the current tax laws. Thus, subject to the terms and conditions of this offer, if your options are properly tendered by June 20, 2001 (the scheduled expiration date of the offer) and are accepted for exchange and cancelled on June 21, 2001 you will be granted new incentive stock options to the maximum extent possible, and nonstatutory stock options if required, on or about December 24, 2001, unless this offer is extended.

    If you are not a resident employee of the United States, your newly-granted options will be granted as nonstatutory stock options out of the 1996 Plan, including any applicable subplans or addenda under the 1996 Plan. Thus, subject to the terms and conditions of this offer, including compliance with applicable securities and tax laws, if your options are properly tendered by June 20, 2001 (the scheduled expiration date of the offer) and are accepted for exchange and cancelled on June 21, 2001 you will be granted new nonstatutory stock options on or about December 24, 2001, unless this offer is extended.

    If we accept and cancel options properly tendered for exchange after June 21, 2001, the period in which the new options will be granted will be similarly delayed. As promptly as practicable after we accept and cancel options tendered for exchange, we will issue to you a Promise to Grant Stock Option(s), by which we will commit to grant stock options to you on a date no earlier than December 24, 2001 covering the appropriate number of shares, calculated according to the number of shares issuable upon exercise of the options cancelled pursuant to this offer, provided that you remain an eligible employee on the date on which the grant is to be made.

    If we accept options you tender in the offer, we will defer any grant to you of other options, such as annual, bonus, or promotional options, for which you may be eligible before the new option grant date, so that you are granted no new options for any reason until at least six months and one day after any of your tendered options have been cancelled. We will defer the grant to you of these other options in order to avoid incurring compensation expense against our earnings as a result of accounting rules that could apply to such interim option grants as a result of the offer.

    Of course, it is possible that, prior to the grant of new options, we might effect or enter into an agreement such as a merger or other similar transaction, in which case you might receive options to purchase shares of a successor to our company rather than an option to purchase shares of our company as part of the terms of a proposed merger.

    Your new options will entitle you to purchase 0.85 shares for each share subject to the options you tender, rounded up to the nearest whole share, and as adjusted for any stock splits, stock dividends and similar events. For example, if your old option was for 1,000 shares, your new option will be for 850 shares. If, for any reason, you are not an employee of Polycom or its subsidiaries through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options which have been cancelled pursuant to this offer.

    We will not accept partial tenders of your eligible option grants. However, you may tender the remaining portion of an option which you have partially exercised. Accordingly, you may tender one or more of your option grants, but you may only tender all of the unexercised shares subject to that option or none of those shares. In addition, if you tender any option grant for exchange, you will be required to also tender all option grants that you received during the six month period prior to the cancellation of your tendered options. We presently expect to cancel all tendered options on June 21,

2001, which means that if you participate in the offer, you will be required to tender all options granted to you since December 20, 2000.

    Within two (2) business days of the receipt of your Election Form or your Notice to Withdraw from the Offer, Polycom intends to e-mail a Confirmation of Receipt. However, this is not by itself an acceptance of your options for exchange. For purposes of the offer, we will be deemed to have accepted your options for exchange that are validly tendered and not properly withdrawn as of when we give oral or written notice to Lucy Park, or to the optionholders generally of our acceptance for exchange of such options, which notice may be made by press release. Subject to our rights to extend, terminate and amend the offer, we presently expect that we will accept all properly tendered options that are not validly withdrawn promptly after the expiration of the offer. Options accepted for exchange will be cancelled on the Cancellation Date, which we presently expect to be June 21, 2001.

    7.  Conditions to the offer.

    Notwithstanding any other provision of the offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after May 21, 2001, and prior to the expiration date, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options tendered for exchange:

  •
  there shall have been threatened or instituted or be pending any action or proceeding by any governmental, regulatory or administrative agency or authority that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, or the issuance of new options, or otherwise relates in any manner to the offer, or that, in our reasonable judgment, could materially and adversely affect our business, condition, income, operations or prospects or materially impair the contemplated benefits of the offer to Polycom;

  •
  there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be eligible to the offer or Polycom, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

  (1)
  make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or that otherwise relates in any manner to the offer;

  (2)
  delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

  (3)
  materially impair the contemplated benefits of the offer to Polycom; or

  (4)
  materially and adversely affect Polycom's business, condition, income, operations or prospects or materially impair the contemplated benefits of the offer to Polycom;

  •
  there shall have occurred any change, development, clarification or position taken in generally accepted accounting standards that could or would require us to record compensation expense against our earnings in connection with the offer for financial reporting purposes;

  •
  a tender or exchange offer for some or all of our shares, or a merger of or acquisition proposal for Polycom, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed; or

  •
  any change or changes shall have occurred in Polycom's business, condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to Polycom or may materially impair the contemplated benefits of the offer to Polycom.

    The conditions to the offer are for Polycom's benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

    8.  Price range of shares underlying the options.

    The shares underlying your options are currently traded on the Nasdaq National Market under the symbol "PLCM". The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq National Market, as adjusted for stock dividends and stock splits.

	High	Low
Fiscal Year 2001
First Quarter	$37 13/16	$10 3/4
Fiscal Year 2000
First Quarter	66 1/2	26 3/4
Second Quarter	56	26
Third Quarter	69 7/8	39
Fourth Quarter	72 1/4	29 3/8
Fiscal Year 1999
First Quarter	13 9/16	5 31/32
Second Quarter	20 1/16	8 13/16
Third Quarter	25	13 15/32
Fourth Quarter	33 27/32	21 5/16

    As of May 15, 2001, the closing price of our common stock, as reported by the Nasdaq National Market, was $22 9/50 per share.

    We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether or not to tender your options.

    9.  Source and amount of consideration; terms of new options.

  Consideration.

    We will issue new options to purchase shares of common stock under our 1996 Plan in exchange for the outstanding options properly tendered and accepted for exchange by us which will be cancelled. The number of shares subject to the new options to be granted to each optionholder will depend on the number of shares subject to the options tendered. For each option tendered by the optionholder and accepted for exchange and cancelled by us, the number of shares subject to the new option will be equal to 0.85 shares subject to the cancelled option, rounded up to the nearest whole share, and as adjusted for any stock splits, reverse stock splits, stock dividends and similar events. If we receive and accept tenders of all outstanding options from eligible employees, subject to the terms and conditions of this offer we will grant new options to purchase a maximum of approximately 5,525,000 shares of common stock. The shares issuable upon exercise of these new options would equal approximately 6.6% of the total shares of our common stock outstanding as of May 15, 2001.

  Terms of New Options.

    The new options will be granted under our 1996 Plan. A new option agreement will be entered into between Polycom and each optionholder who has tendered options in the offer for every new option granted. The terms and conditions of the new options may vary from the terms and conditions of the options tendered for exchange, but generally will not substantially or adversely affect the rights of optionholders. Eligible employees who reside in France should note that because they will be granted new options out of a subplan of the 1996 Plan for French employees recently implemented by Polycom, any new option grants will be made pursuant to that subplan and the form of option agreement thereunder. As a consequence, the terms and conditions of any new option grant they receive may differ from the terms and conditions of the options they tender. Eligible employees who were granted options under the Accord Networks option plans which were assumed by Polycom should note that because they will be granted new options under the 1996 Plan and the form of option agreement thereunder, the terms and conditions of any new option grant they receive may differ from the terms and conditions of the options they tender.

    Please read "U.S. Federal Income Tax Consequences" later in this section, as well as Section 14 for a discussion of the potential tax consequences for United States employees. If you are a non-United States employee, please read Sections 15 through 28 for a discussion of the tax consequences which may apply to you. In addition, you should note that because we will not grant new options until at least six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of the cancelled options. The following description summarizes the material terms of the 1996 Plan and the options granted under the 1996 Plan.

    The maximum number of shares of Polycom's common stock which may be issued over the term of the 1996 Plan may not exceed 17,250,000 shares. Our 1996 Plan permits the granting of options intended to qualify as incentive stock options under the Internal Revenue Code and options that do not qualify as incentive stock options, referred to as nonstatutory stock options.

  Administration.

    The 1996 Plan is administered by the Compensation Committee of the Board of Directors (the "Administrator"). Subject to the other provisions of the 1996 Plan, the Administrator has the power to determine the terms and conditions of the options granted, including the exercise price, the number of shares subject to the option and the exercisability of the options.

  Term.

    The term of the options are determined by the Administrator and evidenced in each individual option agreement. Options granted prior to May 17, 2001 generally have a maximum term of ten (10) years. Options granted after May 17, 2001 generally have a maximum term of seven (7) years.

  Termination.

    The effect of your termination of employee status on your new options will be determined in accordance with your new option agreement. Generally, options will terminate following the termination of your employment, unless the options are exercised, to the extent that they were exercisable immediately before such termination, within three (3) months following your termination. If your employment terminates for misconduct (e.g., by reason of your commission of any act of fraud, embezzlement or dishonesty, your unauthorized use or disclosure of Polycom's confidential information or trade secrets, or any other intentional misconduct adversely affecting the business or affairs of Polycom), your option will generally terminate immediately upon your termination. In the event that the termination of your employment is by reason of disability or death, you, or your executors, administrators, legatees or distributees of your estate, generally may exercise any option held by you at the date of your employment termination, to the extent that it was exercisable immediately before such termination, within twelve (12) months following such termination. Under the terms of the 1996 Plan, if you are an employee who is a resident of France, your executors, administrators, legatees or distributees of your estate must exercise any option held by you at the date of your employment termination, to the extent that it was exercisable immediately before such termination, within six months following such termination.

    The termination of your option under the circumstances specified in this section will result in the termination of your interests in the 1996 Plan. In addition, your option may terminate, together with our stock option plans and all other outstanding options issued to other employees, following the occurrence of certain corporate events, as described below.

  Exercise Price.

    The Administrator determines the exercise price at the time the option is granted. However, for most eligible employees residing outside of France and eligible consultants, the exercise price per share of the new options will be 100% of the fair market value on the date of grant, as determined by the closing price of Polycom's common stock reported by the Nasdaq National Market on the date of grant. For employees residing in France, it may be necessary to grant the new options at a higher exercise price to satisfy the French legal requirement of granting options at a price equal to at least 95% of the average trading price of Polycom common stock for the 20 days prior to grant. Options granted to employees residing in France will in no event be granted at an exercise price less than 100% of the fair market value of Polycom common stock on the date of grant.

  Vesting and Exercise.

    Each stock option agreement specifies the term of the option and the date when the option becomes exercisable. The terms of vesting are determined by the Administrator. Options granted by us pursuant to the 1996 Plan generally vest at a rate of 25% of the shares subject to the option after twelve months, and then 1/48(th) of the shares subject to the option vest each month thereafter, provided the employee remains continuously employed by Polycom.

    With the exceptions noted below, each new option granted will vest in accordance with the vesting schedule of the cancelled options. Each new option granted will vest as follows:

  •
  for all options, 0.85 of any shares that were fully vested on the date the old options are cancelled will be fully vested on the date of grant of the new options;

  •
  for all options, 0.85 of all unvested shares on the date the old options are cancelled that would have been fully vested on the date the new options are granted (at least six months and one day from the Cancellation Date) will be fully vested; and

  •
  unless otherwise provided by the 1996 Plan, including the subplan and agreement thereunder governing option grants to employees residing in France (as detailed below), and except for new option grants to persons previously holding cancelled options granted under the Accord Networks option plans which were assumed by Polycom (as detailed below), all remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the cancelled option remained in effect.

    For example:

    •
    An employee cancels an option that is 20/48th vested at the time of cancellation.

    •
    The new grant occurs 6 months and one day after cancellation.

    •
    The replacement option will be 26/48th vested with respect to 0.85 of the total shares that would have been vested under the cancelled option at the time of grant of the new option.

  •
  Employees who reside in France will vest any new options not fully vested on the new grant date as follows: 25% of the options will vest after the expiration of each one-year period following the grant date of the cancelled option.

  •
  Employees who were granted options under the Accord Networks option plans which were assumed by Polycom will vest any new options not fully vested on the new grant date as follows: 25% of the options will vest after the expiration of one year from the grant date of the cancelled options, and 1/48th of the options will vest at the end of each one month period thereafter.

  Payment of Exercise Price.

    You may exercise your options, in whole or in part, by delivery of a written notice to us together with a share subscription or purchase form which is accompanied by payment in full of the eligible exercise price. The permissible methods of payment of the option exercise price are determined by the Administrator and generally include the following:

  •
  cash,

  •
  check,

  •
  certain other shares of our common stock,

  •
  delivery of an undertaking by broker, or delivery of a copy of instructions to a broker, to deliver promptly the payment of the exercise price, or

  •
  a combination of the foregoing methods.

  •
  alternate forms of payment for the exercise price as required in countries other than the United States.

  Adjustments Upon Certain Events.

    In the event there is a sale of all or substantially all of our assets or a merger in which Polycom is not the surviving entity that occurs before new options are granted pursuant to this offer, the surviving entity will honor any Promises to Grant Stock Option(s), provided that you might receive options to purchase shares of a successor to our company rather than an option to purchase shares of our company as part of the terms of a proposed merger. In such a merger or similar transaction, you will receive that number of options in the successor or such other consideration that you would have been entitled to receive in exchange for the replacement option you would receive under this offer. If you receive options to purchase the successor company's stock, the exercise price of those options would likely be equal to the fair market value of that company's stock on the date of grant, which would remain at least six months and one day after the Cancellation Date.

    In the event that we are acquired by merger or asset sale after the new options have been granted, the vesting of each outstanding option under the Discretionary Option Grant Program of the 1996 Plan which is not to be assumed by the successor corporation, including options held by our executive officers, will automatically accelerate in full, and all unvested shares issued under the Discretionary Option Grant Program will immediately vest. In connection with a change in control of us other than by merger or asset sale (whether such change of control is by successful tender offer for more than 50% of the outstanding voting stock or a change in the majority of the Board by one or more contested elections for Board membership), the Administrator will have the discretionary authority to provide for automatic acceleration of vesting of outstanding options under the Discretionary Option Grant Program of the 1996 Plan and the automatic vesting of all unvested shares issued under the Discretionary Option Grant, with such acceleration of vesting to occur either at the time of such change in control or upon the subsequent termination of your service. To date, the Administrator has not provided for any such acceleration of vesting.

  Termination of Employment.

    If, for any reason, you are not an eligible employee or an eligible consultant of Polycom from the date you tender options through the date we grant the new options, you will not receive any new options or any other consideration in exchange for your tendered options that have been accepted for exchange. This means that if you quit, with or without good reason, or die, or we terminate your employment, with or without cause, before the date we grant the new options, you will not receive anything for the options that you tendered and which we cancelled.

  Transferability of Options.

    New options generally may not be transferred, other than by will or the laws of descent and distribution. In the event of your death, options may be exercised by a person who acquires the right to exercise the option by bequest or inheritance.

  Registration of Option Shares.

    8,159,240 shares of common stock issuable upon exercise of options under our 1996 Plan have been registered under the Securities Act on registration statements on Form S-8 filed with the SEC. All the shares issuable upon exercise of all new options to be granted before the offer will be registered under the Securities Act. Unless you are one of our affiliates, you will be able to sell your option shares free of any transfer restrictions under applicable U.S. securities laws.

  U.S. Federal Income Tax Consequences.

    You should refer to Section 14 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of the new options and the options tendered for exchange, as well as the consequences of accepting or rejecting the new options under this offer to exchange. If you are an employee based outside of the United States, you should refer to Sections 15 through 28 of this Offer to Exchange for a discussion of income tax consequences of the new options and the options tendered for exchange for employees in certain non-U.S. countries. We strongly recommend that you consult with your own tax advisor to determine the tax and social insurance consequences of this transaction under the laws of the country in which you live and work.

    Our statements in this Offer to Exchange concerning our 1996 Plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of 1996 Plan and the forms of option agreement under the 1996 Plan. Please contact Lucy Park, Stock Administrator, at Polycom, Inc., 1565 Barber Lane, Milpitas, California 95035 (telephone: (408) 474-2626), to receive a copy of the 1996 Plan and the forms of option agreements thereunder. We will promptly furnish you copies of these documents at our expense.

    10. Information concerning Polycom.

    Our principal executive offices are located at 1565 Barber Lane, Milpitas, California 95035, and our telephone number is (408) 526-9000.

    We develop, manufacture and market high-quality, easy-to-use communications equipment that enables enterprise users to access broadband network services and leverage increased bandwidth to more conveniently conduct voice, video and data communications. Our products include network access products, network systems products and enterprise voice and video communications equipment. Our NetEngine family of network access products enables enterprises to more easily and cost-effectively utilize broadband communications services. Our SoundStation and ViewStation enterprise communications products enable businesses and other organizations to utilize bandwidth-intensive voice and video applications to more effectively communicate with employees, customers and partners. Within this market, we are a technology and market share leader. The breadth of our Internet Protocol, or IP-enabled voice and video and network access products enables us to provide enterprise customers with a comprehensive broadband solution, whether they require communications products for their wiring closets, meeting rooms or desktops.

    The financial information included in our annual report on Form 10-K for the fiscal year ended December 31, 2000 and in our quarterly report on Form 10-Q for the quarterly period ended April 1, 2001, is incorporated herein by reference. See "Summary Financial Information" in Section 32 for certain financial information about us. See "Additional Information" in Section 31 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

    11. Interests of directors and officers; transactions and arrangements concerning the options.

    A list of our directors, executive officers and other officers is attached to this Offer to Exchange as Schedule A. As of May 15, 2001, our directors and executive officers, as a group beneficially owned options outstanding under the 1996 Plan to purchase a total of 4,851,250 of our shares, which represented 59.5% of the shares subject to all options outstanding under that plan as of that date. These options to purchase our shares owned by our directors and executive officers are not eligible to be tendered in the offer.

    In the sixty (60) days prior to and including May 15, 2001, the executive officers and directors of Polycom had the following transaction(s) in Polycom shares:

  •
  In April 2001, Dale A. Bastian exercised and sold options to purchase an aggregate of 45,000 shares of Polycom common stock.

  •
  In April 2001, Michael R. Kourey sold 43,000 shares of Polycom common stock.

  •
  In April 2001, Craig B. Malloy sold an aggregate of 242,663 shares of Polycom common stock.

  •
  In May 2001, Robert C. Hagerty exercised and sold options to purchase 25,000 shares of Polycom common stock.

  •
  In May 2001, Robert C. Hagerty exercised options to purchase 12,698 shares of Polycom common stock.

  •
  In May 2001, Jules L. DeVigne sold 25,000 shares of Polycom common stock.

    Except as otherwise described above, there have been no transactions in options to purchase our shares or in our shares which were effected during the 60 days prior to May 15, 2001 by Polycom or, to our knowledge, by any executive officer, director or affiliate of Polycom.

    12. Status of options acquired by us in the offer; accounting consequences of the offer.

    Options we acquire through the offer which were originally granted under the 1996 Plan will be cancelled and the shares subject to those options will be returned to the pool of shares available for grants of new options under the 1996 Plan. To the extent these shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed. Options we acquire through the offer which were originally granted under the Accord Plans will be cancelled.

    We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the offer because:

  •
  we will not grant any new options to participants in the exchange offer until a business day that is at least six months and one day after the date that we accept and cancel options tendered for exchange, and

  •
  the exercise price of all new options will at least equal the market value of the shares of common stock on the date we grant the new options.

    13. Legal matters; regulatory approvals.

    We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in Section 7.

    If we are prohibited by applicable laws or regulations from granting new options during the period beginning immediately after the day that is 6 months and 1 day from the date that we cancel the options accepted for exchange, in which period we presently expect to grant the new options, we will not grant any new options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited throughout the period we will not grant any new options and you will not get any other consideration for the options you tendered.

    14. Material U.S. Federal Income Tax Consequences.

    The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders.

    Optionholders who exchange outstanding options for new options should not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. We strongly advise all optionholders considering exchanging their options to meet with their own tax advisors with respect to the federal, state, local and foreign tax consequences of participating in the offer.

  Incentive Stock Options

    Under current law, an optionholder will not realize taxable income upon the grant of an incentive stock option under our 1996 Stock Plan. In addition, an optionholder generally will not realize taxable income upon the exercise of an incentive stock option. However, an optionholder's alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of an optionholder's death or disability, if an option is exercised more than three months after the optionholder's termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to non-qualified stock options.

    If an optionholder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

  •
  at least two years after the date the incentive stock option was granted, and

  •
  at least one year after the date the incentive stock option was exercised.

    If the disposition of the option shares is qualifying, any excess of the sale price of the option shares, over the exercise price of the option will be treated as long-term capital gain taxable to the optionholder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale. If the disposition is not qualifying, which we refer to as a "disqualifying disposition," the excess of the fair market value of the option shares on the date the option was exercised, over the exercise price will be taxable income to the optionholder at the time of the disposition.

    Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised.

    Unless an optionholder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an optionholder engages in a disqualifying disposition, we will be entitled to a deduction equal to the amount of compensation income taxable to the optionholder.

    Regardless of whether you tender incentive stock options or non-qualified stock options, if those options are accepted for exchange, the new options will be granted as incentive stock options to the maximum extent they qualify. For options to qualify as incentive stock options, the value of shares subject to options that first become exercisable in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a non-qualified stock option. You should note that if the new options have a higher exercise price than some or all of your current options, the new options may exceed the limit for incentive stock options.

    Please note: the IRS may characterize this offer to exchange options as a "modification" of your current incentive stock options, even if you decline to participate in this exchange offer. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of all of the incentive stock options that could be exchanged. This does not necessarily mean that our offer to exchange options will be viewed the same way. Private letter rulings given by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling, nor may they assume the same opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We therefore do not know if the IRS will assert the position that our offer constitutes a "modification" of incentive stock options eligible for tender. A successful assertion by the IRS of this position could extend an incentive stock options' holding period to qualify for favorable tax treatment, by re-starting it as of the date we commence this offer to exchange options. Accordingly, to the extent you dispose of your incentive stock option shares prior to the lapse of the new extended holding period, your incentive stock option could be taxed similarly to a nonstatutory stock option.

  Non-Qualified Stock Options.

    Under current law, an optionholder will not realize taxable income upon the grant of an option which is not qualified as an incentive stock option, also referred to as a nonstatutory stock option. However, when an optionholder exercises the option, the difference between the exercise price of the option, and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the optionholder.

    We will be entitled to a deduction equal to the amount of compensation income taxable to the optionholder if we comply with eligible reporting requirements.

    Please note that if you are a United States resident employee and you tender nonstatutory stock options and those options are accepted for exchange, your new options will be granted as incentive stock options to the maximum extent they qualify. For options to qualify as incentive stock options, the value of shares subject to options that first become exercisable in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a non-qualified stock option. Please see the immediately preceding section entitled "Incentive Stock Options" for certain income tax information concerning incentive stock options.

    We recommend that you consult your own tax advisor with respect to the federal, state, local and foreign tax consequences of participating in the offer.

    15. Material Tax Consequences for Consultants Who are Tax Residents in Argentina.

    The following is a summary description of the income tax consequences in Argentina of the exchange of options pursuant to the offer. This discussion is based on the tax code of Argentina, its legislative history, regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. All international optionholders should obtain professional advice regarding the applicability of foreign tax laws.

    Under current law, you will not realize taxable income upon the grant of an option. However, at option exercise, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable at applicable marginal income tax rates. You will not recognize taxable capital gains on the sale of your shares.

    Please consult with your personal tax advisor for additional information on the tax treatment of options in Argentina.

    16. Material Tax Consequences for Employees Who are Tax Residents in Australia.

    The following is a summary description of the Australian income tax consequences for the exchange of the options pursuant to the offer. This discussion is based on the Australian tax code, its legislative history, regulations thereunder and judicial and administrative interpretations as of the date of this offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option-holders. All international optionholders should obtain professional advice regarding the applicability of foreign tax laws.

    Under current law, as an optionholder under a qualified plan, you will not realize taxable income upon the grant of an option unless an election is made by you to be taxable at grant. However, at option exercise (or at cessation if earlier), the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable at applicable marginal income tax rates. Fair market value in this circumstance is defined as the weighted average share price of the stock over the one-week up to and including the day on which the shares are purchased. You may also recognize taxable capital gains on the sale of your shares.

    Please consult your tax advisor for additional information on the tax treatment of options in Australia.

    17. Material Tax Consequences for Employees Who are Tax Residents in France.

    The following is a summary description of the French income tax consequences for the exchange of options pursuant to the offer. This discussion is based on the French tax code, its legislative history, regulations thereunder and judicial and administrative interpretations as of the date of this offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. All international option-holders should obtain professional advice regarding the applicability of foreign tax laws.

    If you decide to participate in the offer, you will be issued new options at least six months and a day after the cancellation. These new options will be granted to you under the Polycom French Qualified Plan (also referred to as "French Sub-Plan"). Please note that in order to meet the rules of a qualified plan, it is possible that options will be granted with an exercise price slightly higher than the fair market value of the shares of the date of grant.

    The new options will not be taxed at the time of grant or exercise but at the time you sell the stock you acquired as a result of exercising those options. The shares you will receive under the French Qualified Plan in exchange of fully vested shares will be immediately exercisable at the time of grant. You will not incur any tax liability at grant or at option exercise. You will be taxed at the time you sell the shares you obtain as a result of exercising your option.

    At the time you sell the shares, you will pay tax on:

  •
  the difference between the exercise price and the fair market value of the shares at exercise; and

  •
  the difference between the sale price and the fair market value of the shares upon exercise.

    The applicable tax rates will vary depending on how long you held the shares and the amount of gains that you realize at exercise and at sale. If you do not sell the shares for at least four years from the date of grant, you will benefit from lower tax rates. Additional tax rebate is available if the shares are held for two more years (six years in total from the date of grant).

    You should further understand that upon exercise, the shares received are subject to a restriction from sale such that you are not entitled to sell your shares for a period of four years from the date of the grant. Thus, the shares that you obtain at option exercise will be held in escrow until the sale restriction lifts.

    At the time you sell the shares, you will pay tax on:

  •
  the difference between the exercise price and the fair market value of the shares at exercise; and

  •
  the difference between the sale price and the fair market value of the shares upon exercise.

    The applicable tax rates will vary depending on how long you held the shares and the amount of the gains that you realize at exercise and at sale. Additional tax rebate is available if the shares are held for two more years (six years in total from the date of grant).

    Please consult with your personal tax advisor for additional information on the tax treatment of qualified options in France.

    18. Material Tax Consequences for Employees Who are Tax Residents in Germany.

    The following is a summary description of the German income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the German tax code, its legislative history, regulations there under and judicial and administrative interpretations as of the date of this offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. All international optionholders should obtain professional advice regarding the applicability of foreign tax laws.

    Under current law, you will not realize taxable income upon the grant of an option. However, at option exercise, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable at applicable marginal income tax rates. You may also recognize taxable capital gains on the sale of your shares.

    Please consult your personal tax advisor for additional information on the tax treatment of options in Germany.

    19. Material Tax Consequences for Employees Who are Tax Residents in Hong Kong.

    The following is a summary description of the Hong Kong income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Hong Kong tax code, its legislative history, regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. All international optionholders should obtain professional advice regarding the applicability of foreign tax laws.

    Under current law, you will not realize taxable income upon the grant of an option. However, at option exercise, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable at applicable marginal income tax rates. You will not recognize taxable capital gains on the sale of your shares.

    Please consult your personal tax advisor for additional information on the tax treatment of options in Hong Kong.

    20. Material Tax Consequences for Employees Who are Tax Residents in Israel.

    The following is a summary description of the Israeli income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Israeli tax code, its legislative history, regulations there under and judicial and administrative interpretations as of the date of this offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. All international optionholders should obtain professional advice regarding the applicability of foreign tax laws.

    If you decide to participate in the offer, you will be issued new options at least six months and a day after the cancellation. These new options will be granted to you under the Polycom 1996 Stock Incentive Plan.

    The tax treatment of the new Polycom options will differ from the tax treatment of the options that you currently hold. Under current law, your Accord options benefited from Section 102 treatment which provides that the gains realized on stock options are taxed upon sale at the rate of 35% if you hold your shares for at least two years. You should understand that this tax treatment may change as a result of the acquisition of Accord by Polycom. Nevertheless, if you tender your existing options, you risk losing the favorable treatment available under Section 102 for shares of an Israeli company.

    While Polycom is currently seeking a tax ruling which would apply both to the outstanding options and the new options to be granted in exchange for the old options, there is no guarantee that Polycom will obtain such a ruling, and that these new options will benefit from the same Section 102 tax treatment. Assuming a worst case scenario where Polycom does not obtain Section 102 tax treatment, you will not realize taxable income upon the grant of an option. However, at option exercise, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable at applicable marginal income tax rates. You may also recognize taxable capital gains on the sale of your shares.

    Please consult your personal tax advisor for additional information on the tax treatment of options in Israel.

    21. Material Tax Consequences for Employees Who are Tax Residents in Japan.

    The following is a summary description of the Japanese income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Japanese tax code, its legislative history, regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. All international optionholders should obtain professional advice regarding the applicability of foreign tax laws.

    Under current law, you will not realize taxable income upon the grant of an option. However, at option exercise, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable at applicable marginal income tax rates. You will also recognize taxable capital gains on the sale of your shares.

    Please consult your personal tax advisor for additional information on the tax treatment of options in Japan.

    22. Material Tax Consequences for Employees Who are Tax Residents in Mexico.

    The following is a summary description of the Mexican income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Mexican tax code, its legislative history, regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. All international optionholders should obtain professional advice regarding the applicability of foreign tax laws.

    Under current law, you will not realize taxable income upon the grant of an option. However, at option exercise, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable at applicable marginal income tax rates. You will also recognize taxable capital gains tax on the sale of your shares.

    Please consult your personal tax advisor for additional information on the tax treatment of options in Mexico.

    23. Material Tax Consequences for Employees Who are Tax Residents in The Netherlands.

    The following is a summary description of the income tax consequences in the Netherlands of the exchange of options pursuant to the offer. This discussion is based on the Netherlands tax code, its legislative history, regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. All international optionholders should obtain professional advice regarding the applicability of foreign tax laws.

    Under current law effective December 28, 2000, you will not realize taxable income upon the grant of an option. However, you will recognize taxable income at the time of vesting of an option unless you elect to be taxed at the time of option exercise and such an election is submitted to the tax authorities prior to the first vesting on your options. With such an election, you will be subject to tax at option exercise on the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise. You will be taxed at applicable marginal income tax rates. You will not be subject to taxable capital gains on the sale of your shares.

    Polycom has filed a ruling with the tax authorities requesting that the election to defer taxation until exercise be automatic for any such options granted after January 2001. If the ruling is approved, individual elections to defer taxation until exercise will no longer be necessary. However, there is no guarantee that the ruling will be approved.

    Please consult your personal tax advisor for additional information on the tax treatment of options The Netherlands.

    24. Material Tax Consequences for Employees Who are Tax Residents in Norway.

    The following is a summary description of the Norwegian income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Norwegian tax code, its legislative history, regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. All international optionholders should obtain professional advice regarding the applicability of foreign tax laws.

    Under current law, you will not realize taxable income upon the grant of an option. However, at option exercise, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable at applicable marginal income tax rates. You may also recognize taxable capital gains on the sale of your shares.

    Please consult your personal tax advisor for additional information on the tax treatment of options in Norway.

    25. Material Tax Consequences for Consultants Who are Tax Residents in Peru.

    The following is a summary description of the Peruvian income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Peruvian tax code, its legislative history, regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. All international optionholders should obtain professional advice regarding the applicability of foreign tax laws.

    Under current law, you will not realize taxable income upon the grant or the exercise of an option. However, you may be subject to capital gains tax at the time you sell the shares you acquired as a result of exercising your option. The difference between the sale price of your shares and your exercise price will be subject to capital gains tax only if you make over ten share transactions in one year.

    Please consult with your personal tax advisor for additional information on the tax treatment of options in Peru.

    26. Material Tax Consequences for Employees Who are Tax Residents in Singapore.

    The following is a summary description of the income tax consequences in Singapore for the exchange of options pursuant to the offer. This discussion is based on the Singapore tax code, its legislative history, regulations thereunder and judicial and administrative interpretations as of the date of this offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. All international optionholders should obtain professional advice regarding the applicability of foreign tax laws.

    Under current law, you will not realize taxable income upon the grant of an option. However, at option exercise, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable at applicable marginal income tax rates. You will not be subject to taxable capital gains on sale of the shares.

    Please consult your personal tax advisor for additional information on the tax treatment of options in Singapore.

    27. Material Tax Consequences for Employees Who are Tax Residents in the United Kingdom.

    The following is a summary description of the income tax consequences in the United Kingdom for the exchange of the options pursuant to the offer. This discussion is based on the United Kingdom tax code, its legislative history, regulations thereunder and judicial and administrative interpretations as of the date of this offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. All International employees are urged to obtain professional advice regarding the applicability of foreign tax laws.

    The tax consequences of the exchange will depend on the type of options you want to exchange:

    If you exchange options that were issued under the Approved Share Scheme under the 1996 Plan or the unapproved 1996 Plan, you will be issued new options at least six months and a day after the cancellation. The new options that will be granted to you will be granted under the Approved Share Scheme to the extent possible (you cannot hold more than £30,000 of outstanding options). Any additional options will be granted to you under the unapproved plan.

    As a result of your participation in the exchange offer, the holding period of the Approved options that you exchange will not carry over onto the new options even if granted under the Approved Share Scheme. Thus, in order to perform an approved exercise of your new options, you will be required to hold such options for a period of three years from the date of the new option grant.

    The tax treatment of your options will differ depending upon whether they are granted to you under the Approved Share Scheme or the unapproved plan:

    For options granted to you under the Approved Share Scheme, you will not recognize taxable income at grant or vesting as long as you hold your options for at least three years from the date of option grant (or three years from an earlier approved exercise). If you comply with this holding period, you will only be subject to capital gains taxes on the sale of your shares. The applicable rates will vary depending on your personal circumstances.

    If you exercise your approved options within three years of the grant date, the difference between the exercise price and the fair market value of the shares at exercise will be taxed as ordinary income. The applicable rates will vary depending on your personal circumstances. Furthermore, you may also recognize capital gains tax on the sale of your shares. As these rules are complicated, you should consult with your personal tax advisor for more information on the tax treatment of approved options in the United Kingdom.

    For all options granted to you under the unapproved 1996 Stock Incentive Plan, you will be required to sign and remit to the Company the "Notice of Grant of Stock Option and Election to Transfer Employer's Secondary Class 1 National Insurance Liability." Pursuant to this grant notice, you agree to bear the "Secondary Class 1 National Insurance Liability" currently imposed at a rate of 11.9% on the difference between the exercise price and the fair market value of the shares at exercise. Considering that Secondary Class 1 National Insurance is deductible from your personal income tax, your effective cost increase will not be of 11.9%. It will vary depending upon your applicable personal income tax rate but should not exceed 7.5%.

    Options granted under an unapproved plan are subject to tax at option exercise. At that time, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable at applicable marginal income tax rates. You will also recognize taxable capital gains tax on the sale of your shares. The applicable rates will vary depending on your personal circumstances.

    Please consult with your personal tax advisor for additional information on the tax treatment of options in the United Kingdom.

    28. Material Tax Consequences for Consultants Who are Tax Residents in Venezuela.

    The following is a summary description of the Venezuelan income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Venezuelan tax code, its legislative history, regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. All international optionholders should obtain professional advice regarding the applicability of foreign tax laws.

    Under current law, you will not realize taxable income upon the grant of an option. However, at option exercise, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable at applicable marginal income tax rates. You may also recognize taxable capital gains on the sale of your shares.

    Please consult with your personal tax advisor for additional information on the tax treatment of options in Venezuela.

    29. Extension of offer; termination; amendment.

    We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event listed in Section 7 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange and cancellation of any options by giving oral or written notice of such extension to the optionholders or making a public announcement thereof.

    We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the events listed in Section 7, by giving oral or written notice of such termination or postponement to you or by making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

    Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event listed in Section 7 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to optionholders or by decreasing or increasing the number of options being sought in the offer.

    Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 6:00 a.m., Pacific Daylight Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made through the offer will be disseminated promptly to optionholders in a manner reasonably designated to inform optionholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to PR Newswire.

    If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

    If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of these actions:

  •
  we increase or decrease the amount of consideration offered for the options;

  •
  we decrease the number of options eligible to be tendered in the offer; or

  •
  we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

    If the offer is scheduled to expire at any time earlier than the tenth (10th) business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this Section 29, we will extend the offer so that the offer is open at least ten (10) business days following the publication, sending or giving of notice.

    For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Daylight Time.

    30. Fees and expenses.

    We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this Offer to Exchange.

    31. Additional information.

    This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your options:

    1.  Polycom's annual report on Form 10-K for our fiscal year ended December 31, 2000, filed with the SEC on March 12, 2001;

    2.  Polycom's quarterly report on Form 10-Q for the quarterly period ended April 1, 2001, filed with the SEC on May 16, 2001; and

    3.  Polycom's Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 filed with the SEC on April 17, 2001.

    4.  Any document that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this offer to exchange and before the termination of this offer. Information in these filings will be deemed to be incorporated by reference as of the date we make the filing.

    These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549	7 World Trade Center Suite 1300 New York, New York 10048	500 West Madison Street Suite 1400 Chicago, Illinois 60661

    You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

    Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

    Our common stock is quoted on the Nasdaq National Market under the symbol "PLCM" and our SEC filings can be read at the following Nasdaq address:

Nasdaq Operations
1735 K Street, N.W.
Washington, D.C. 20006

    Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents) at no cost, by writing to us at Polycom, Inc., 1565 Barber Lane, Milpitas, California 95035, or contacting us at (408) 526-9000.

    As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

    The information contained in this Offer to Exchange about Polycom should be read together with the information contained in the documents to which we have referred you.

    32. Summary Financial Information.

    The following selected consolidated financial data should be read in conjunction with the Company's audited consolidated financial statements and related notes thereto and with Management's Discussion and Analysis of Financial Condition and Results of Operations, which are included in the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 2000, and with the unaudited condensed consolidated financial statements and related notes thereto and with Management's Discussion and Analysis of Financial Condition and Results of Operations, which are included in the Company's Quarterly Report on Form 10-Q for the quarterly period ended April 1, 2001, which are incorporated herein by reference.

    The following selected consolidated financial data reflects consolidated statement of operations data for the years ended December 31, 1999 and December 31, 2000, and consolidated balance sheet data at December 31, 1999 and 2000. The data in the columns entitled, "1999 Polycom Previously Reported" and "2000 Polycom Previously Reported," are derived from, and is qualified by reference to, the audited consolidated financial statements in the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 2000, which is incorporated herein by reference. The data in the columns entitled "1999 Pro Forma Combined Results" and "2000 Pro Forma Combined Results" is unaudited, and gives effect to the merger of Polycom, Inc. and Accord Networks Ltd., which was completed on February 28, 2001, on a pooling-of-interests basis (the "Accord Transaction"). The data in the columns entitled "1999 Pro Forma Adjustment for Accord Pooling Transaction" and "2000 Pro Forma Adjustment for Accord Pooling Transaction" is unaudited, and reflects the adjustments made to the data derived from the audited consolidated financial statements in the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 2000 necessary to reflect the Accord Transaction as a pooling of interests.

    The consolidated statement operations data for the three months ended March 31, 2001 and the consolidated balance sheet data at March 31, 2001, are derived from, and are qualified by reference to, the unaudited consolidated financial statements in the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 2001, which is incorporated herein by reference. The selected consolidated financial data at March 31, 2001 and for the three month period then ended already gives effect to the Accord Transaction as a pooling of interests.

SELECTED CONSOLIDATED FINANCIAL DATA

(in thousands, except per share data)	1999 Polycom Previously Reported	Pro Forma Adjustment for Accord Pooling Transaction	1999 Pro Forma Combined Results	2000 Polycom Previously Reported	Pro Forma Adjustment for Accord Pooling Transaction	2000 Pro Forma Combined Results	Three Months Ended March 31, 2001
Operating Data:
Net revenues	$200,067	$24,835	$224,902	$331,302	$42,252	$373,554	$96,217
Costs and expenses:
Cost of net revenues	91,257	8,441	99,698	149,967	14,132	164,099	40,904
Sales and marketing	36,047	7,319	43,366	58,460	12,285	70,745	18,613
Research and development	21,615	4,109	25,724	35,444	8,126	43,570	14,190
General and administrative	8,269	4,460	12,729	14,857	5,845	20,702	4,755
Acquisition costs	1,650	—	1,650	1,933	2,835	4,768	9,682
Litigation reserve release	—	—	—	(1,843)	—	(1,843)	—
Litigation settlement cost	—	—	—	—	6,500	6,500	—
Royalties prepayment	—	—	—	—	5,876	5,876	—

Operating income	41,229	506	41,735	72,484	(13,347)	59,137	8,073
Interest, net and other income	1,740	(142)	1,598	6,845	1,582	8,427	4,047
Other investment adjustment	—	—	—	(5,854)	—	(5,854)	—

Income before taxes	42,969	364	43,333	73,475	(11,765)	61,710	12,120
Taxes	13,616	—	13,616	24,247	—	24,247	5,675

Net income	$29,353	$364	$29,717	$49,228	$(11,765)	$37,463	$6,445

Basic net income per share	$0.45	$0.00	$0.45	$0.69	$(0.19)	$0.50	$0.08
Diluted net income per share	$0.40	$(0.02)	$0.38	$0.64	$(0.19)	$0.45	$0.08
Weighted average shares outstanding for basic net income per share	65,071	404	65,475	71,851	3,413	75,264	82,425
Weighted average shares outstanding for diluted net income per share	72,916	4,932	77,848	77,507	6,321	83,828	85,757
(in thousands)	1999 Polycom Previously Reported	Pro Forma Adjustment for Accord Pooling Transaction	1999 Pro Forma Combined Results	2000 Polycom Previously Reported	Pro Forma Adjustment for Accord Pooling Transaction	2000 Pro Forma Combined Results	March 31, 2001
Consolidated Balance Sheet Data:
Total current assets	$137,775	$16,810	$154,585	$352,326	$53,002	$405,328	$401,555
Total noncurrent assets	26,946	3,688	30,634	79,543	18,837	98,380	112,513

Total assets	164,721	20,498	185,219	431,869	71,839	503,708	514,068

Total current liabilities	51,451	6,128	57,579	67,129	12,230	79,359	77,167
Long-term liabilities	—	914	914	—	1,566	1,566	1,824

Total liabilities	51,451	7,042	58,493	67,129	13,796	80,925	78,991
Preferred stock	—	25,916	25,916	—	—	—	—

Total stockholders' equity	113,270	(12,460)	100,810	364,740	58,043	422,783	435,077
Total liabilities and stockholders' equity	$164,721	$20,498	$185,219	$431,869	$71,839	$503,708	$514,068

    Our earnings available for fixed charges of $61,710,000 were adequate to cover our fixed charges of $0 for the fiscal year ended December 31, 2000. Our earnings available for fixed charges of $43,333,000 were adequate to cover our fixed charges of $0 for the fiscal year ended December 31, 1999. Our book value per share was $5.26 as of March 31, 2001.

    33. Miscellaneous.

    This Offer to Exchange and our SEC reports referred to above include "forward-looking statements." When used in this Offer to Exchange, the words "anticipate," "believe," "estimate," "expect," "intend" and "plan" as they relate to Polycom or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents we filed with the SEC, including our quarterly report on Form 10-Q filed on May 16, 2001, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. These risks include, but are not limited to:

  •
  our quarterly operating results fluctuating significantly, which may prevent us from sustaining historical growth rates;

  •
  the harm to our business and reduction in our revenues which may result from general economic conditions;

  •
  our difficulty in estimating customer orders;

  •
  our dependence on distributors and resellers to sell our products, and the resulting risks associated with their inventories of our products, their product sell-through and the success of their businesses;

  •
  delays in product introductions and defects in our products which could adversely affect market acceptance for these products and our reputation and seriously harm our results of operations;

  •
  our limited supply sources for some key components of our products, and supply interruptions component defects or component unavailability could harm our operations;

  •
  we rely on third party license agreements, and termination or impairment of these agreements may cause delays or reductions in product introductions or shipments, which would harm our business;

  •
  lower than expected market acceptance of our products and price competition would negatively impact our business;

  •
  risks inherent in international sales, which are accounting for an increasing portion of our net revenues;

  •
  the potential adverse impact of our recent acquisitions of Accord Networks Ltd. and Circa Communications Ltd. and any future acquisitions me may make;

  •
  the harm to sales of our products which could result from conflicts with our channel partners;

  •
  the dependence of our success on our ability to assimilate new technologies in our products and to properly train our resellers in the use of those products;

  •
  manufacturing disruptions or capacity constraints;

  •
  product obsolescence and other asset impairment;

  •
  our failure to adequately service and support our products;

  •
  cash flow fluctuations due to our ability to collect receivables;

  •
  stock price fluctuations as a result of the conduct of our business and stock market fluctuations;

  •
  the adverse effect of business interruptions on our business;

  •
  the adverse effect of early termination and the short term of our typical reseller customer contracts on our results of operations;

  •
  the harm to our business of our failure to manage growth;

  •
  our failure to successfully compete;

  •
  our reliance on patents, trademarks, copyrights and trade secrets to protect our proprietary rights, which may not be sufficient to protect our intellectual property and might be costly to resolve;

  •
  the adverse effect on our business of intellectual property infringement claims that we face and may face in the future; and

  •
  our failure to attract and retain qualified personnel.

    We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the optionholders residing in such jurisdiction.

    We have not authorized any person to make any recommendation on our behalf as to whether you should tender or not tender your options through the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this document, the memorandum from Robert C. Hagerty Dated May 21, 2001, the Election Form and the Notice to Withdraw from the Offer. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Polycom, Inc. May 21, 2001

SCHEDULE A

INFORMATION CONCERNING THE DIRECTORS,
EXECUTIVE OFFICERS AND CERTAIN OTHER OFFICERS OF POLYCOM, INC.

    The directors, executive officers and certain other officers of Polycom, Inc. and their positions and offices as of May 21, 2001, are set forth in the following table:

Name	Position and Offices Held
Robert C. Hagerty	Chairman of the Board of Directors, Chief Executive Officer and President
Michael R. Kourey	Senior Vice President, Finance and Administration, Chief Financial Officer, Secretary and Director
Sunil K. Bhalla	Senior Vice President and General Manager, Voice Communications
Dale A. Bastian	Senior Vice President, Worldwide Sales and Marketing
Jules L. DeVigne	Executive Vice President
Ardeshir Falaki	Senior Vice President and General Manager, Business Solutions and Services
Alan D. Hagedorn	Senior Vice President, Manufacturing
Phillip B. Keenan	Senior Vice President and General Manager, Network Systems
Craig B. Malloy	Senior Vice President and General Manager, Video Communications
Hans Schwarz	Senior Vice President and General Manager, Network Access Products
Betsy S. Atkins	Director
John Seely Brown	Director
John A. Kelley	Director
Stanley J. Meresman	Director
William A. Owens	Director

    The address of each director and executive officer is: c/o Polycom, Inc., 1565 Barber Lane, Milpitas, California 95035.

A–1

QuickLinks

  Exhibit (a)(1)
IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
CERTAIN RISKS OF PARTICIPATING IN THE OFFER
ECONOMIC RISKS
TAX-RELATED RISKS FOR U.S. RESIDENTS
TAX-RELATED RISKS FOR TAX RESIDENTS OF ARGENTINA
TAX-RELATED RISKS FOR TAX RESIDENTS OF AUSTRALIA
TAX-RELATED RISKS FOR TAX RESIDENTS OF FRANCE
TAX-RELATED RISKS FOR TAX RESIDENTS OF GERMANY
TAX-RELATED RISKS FOR TAX RESIDENTS OF HONG KONG
TAX-RELATED RISKS FOR TAX RESIDENTS OF ISRAEL
TAX-RELATED RISKS FOR TAX RESIDENTS OF JAPAN
TAX-RELATED RISKS FOR TAX RESIDENTS OF MEXICO
TAX-RELATED RISKS FOR TAX RESIDENTS OF THE NETHERLANDS
TAX-RELATED RISKS FOR TAX RESIDENTS OF NORWAY
TAX-RELATED RISKS FOR TAX RESIDENTS OF PERU
TAX-RELATED RISKS FOR TAX RESIDENTS OF SINGAPORE
TAX-RELATED RISKS FOR TAX RESIDENTS OF THE UNITED KINGDOM
TAX-RELATED RISKS FOR TAX RESIDENTS OF VENEZUELA
BUSINESS-RELATED RISKS
INTRODUCTION
THE OFFER
SELECTED CONSOLIDATED FINANCIAL DATA
SCHEDULE A INFORMATION CONCERNING THE DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN OTHER OFFICERS OF POLYCOM, INC.